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Annual Review 2003

Telstra



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a powerful suite of bundled products and services

- 35 million fixed line calls per day
- 6.6 million mobile phone services
- 114% growth in broadband subscribers
- 2.6 million Sensis™ online users a month
- 17% share in the Hong Kong mobile market

Everyone, everywhere, needs to communicate every day and increasingly they do so with our assistance.

Telstra continues to offer newer services, faster technologies and greater convenience. All just a mouse click or a phone call away. In the pages ahead, we invite you to check our progress and review what is shaping your company.

Welcome to Telstra's Annual Review 2003. The Annual Review is a 'short form' overview. It is designed to provide you with a concise summary of Telstra's activities and financial performance for the year ended 30 June 2003.

The Annual Review does not represent or summarise all publicly available information about Telstra. There is other publicly available information from both Telstra's full Annual Report and information that has been provided to the ASX[1] and the ASIC[2]. To obtain a free copy of the Annual Report, please call 1300 88 66 77.

If you prefer, you can access both the Annual Report and the Annual Review through the internet at www.telstra.com.au/investor

Nothing in this Annual Review is or should be taken to be an invitation or application or offer to subscribe for or buy securities in Telstra.

Telstra Corporation Limited ABN 33 051 775 556

[1] Australian Stock Exchange
[2] Australian Securities and Investments Commission

investor information

Annual General Meeting

Telstra's 2003 Annual General Meeting will be held on Friday 14 November 2003 at the Sydney Convention and Exhibition Centre. Your Notice of Meeting contains details about the location and meeting time.

Dividend Payment

A final fully franked dividend of 12 cents per share will be paid on 31 October 2003 to shareholders registered on the Telstra Share Register on Friday 26 September 2003.

Financial Calendar 2004	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov
Half year results announcement	[illegible]									
Ex-dividend share trading starts		[illegible]								
Record date for interim dividend		[illegible]								
Interim dividend paid			[illegible]							
Annual results announcement							[illegible]			
Ex-dividend share trading starts								[illegible]		
Record date for final dividend								[illegible]		
Final dividend paid									[illegible]	
Annual General Meeting										[illegible]

Note: Timing of events may be subject to change.

FINANCIAL HIGHLIGHTS


$millions
17,571
19,343
18,679
20,196
20,495
↑1.5%
'99
'00
'01
'02
'03


$millions
3,486
3,677
4,058
3,661
3,429
↓6.3%
'99
'00
'01
'02
'03


cents per share
33
18
19
22
27
↑22.7%
'99*
'00
'01
'02
'03*

sales revenue

Sales revenue increased 1.5% to $20,495 million. Internet and IP Solutions, mobiles and fixed to mobile calls all experienced strong revenue growth.

net profit after minorities

Net profit after minorities decreased by 6.3% to $3,429 million, largely due to the $965 million non-cash write down of our investment in REACH Ltd.

dividend per share

Total dividends for the year increased 22.7% to 27 cents per share, including a special dividend of 3 cents per share paid at the half year.

* 1999 included a special dividend of 16 cents per share. 2003 includes a special dividend of 3 cents per share.



Ziggy Switkowski, Chief Executive Officer and Managing Director; Robert Mansfield, Chairman

Dear fellow shareholders,

As the industry approaches its 150 year anniversary in March 2004, Telstra has evolved to be a solid, safe and progressive telecommunications company, unmatched in its capacity to provide a wide range of packaged communications products and services to all customers in almost all circumstances.

This is important for our customers, the Company and you, our shareholders. For customers, it means they can rely on Telstra to provide maximum choice and convenience at a time when communications have never been so much a part of people's lives – at work, at home, at play, anytime, anywhere.

Our vision

Telstra – Australia's connection to the future

Our mission

To develop, design and deliver great communications solutions to every customer

Our strategic goal

Profitable growth

Our values

- Service
- Respect for the Individual
- Integrity
- Commitment and Accountability
- Trust
- Leadership and Teamwork

Financial Highlights	2003 $m	2002 $m	Change %
Sales revenue	20,495	20,196	1.5
Total revenue (excluding interest revenue)	21,616	20,802	3.9
Total expenses*	12,446	11,319	10.0
Profit before income tax expense	4,928	5,446	(9.5)
Income tax expense	1,534	1,796	(14.6)
Net profit after minorities	3,429	3,661	(6.3)
Free cash flow	4,565	3,840	18.9
Earnings per share	26.6¢	28.5¢	(6.7)
Total dividends per share	27.0¢	22.0¢	22.7
Return on average assets	16.3%	17.5%	(1.2)
Full time staff and equivalents**	42,064	44,977	(6.5)

* includes equity accounted losses, but before depreciation, amortisation and borrowing costs
** includes all domestic and offshore employees, including controlled entities

For the Company, being a full service, fully integrated provider with leading positions in fixed line services, mobiles, data and internet gives us diversity in our income stream. Not only does this help to ensure we maintain consistency of earnings, it enables us to generate solid and reliable cash flow in our traditional businesses such as our fixed line network – the businesses on which this Company has been built. At the same time, it facilitates cross-selling – bundling – of products and services in ways that customers value.

It's all about outcomes – for our millions of customers, an enhanced experience when they do business with Telstra; for the Company, margin protection and an improved bottom line. Achieving both outcomes is fundamentally important to shareholder value.

Industry overview

In our view, this past year brought to an end the correction period following the dotcom expansionary phase. Of course, market structures will continue to change as new technologies

REVENUE DRIVERS
With no single product comprising more than 15% of total revenue, Telstra's revenue income is well diversified. Basic access, mobile services and data & internet services continue to be our highest earners.


Basic access 14.2%
Local calls
PSTN value added services
National long distance calls
Fixed to mobile
International direct
Mobile services
Mobile handsets
Data & internet services
Sensis (advertising & directories)
5.4% Intercarrier services
Solutions management
Inbound calling products
Various controlled entities
Other sales & service
Other revenue

are introduced, competitors adopt distinctive strategies, and capital markets demand a return to fiscal discipline.

Telstra management remains alert to the impact of these trends on the Company. We continue to maximise the value of our existing businesses. Our cost control efforts are more rigorous and focused than ever. We have a methodical approach to developing new business, in particular, internet, data and wireless, and allocating capital.

Financial performance

We are pleased to advise that this year we have produced a better result than that foreshadowed in the half-year report.

The financial health of the Company is very sound. Sales revenue grew only moderately compared with the previous corresponding period, reflecting the low growth environment and market share erosion in some segments. Adjusting to this environment we managed down capital expenditure and accelerated cost reductions. Both are contributing to record levels of free cash flow. Our balance sheet remains very strong.

Profit after tax and minorities was $3.4 billion – a decrease of 6.3% over the previous corresponding period, due largely to the non-cash write down of REACH, our Asian infrastructure joint venture company. Looking at the result on an underlying basis, which strips out one-off items and allows a like-for-like comparison between this fiscal year and last year, Telstra's net profit after tax and minorities grew 6.4%.

The good news on the dividend front continues. Your directors have declared a final ordinary dividend of 12 cents per share, 100% franked. Together with the interim and special dividend paid earlier in the year, this takes total dividends for the year to 27 cents – with total dividends declared to our 1.8 million shareholders of $3.5 billion, up 22.7% on last year.

Capital management

Telstra's strong free cash flow generation has provided the Company's directors with the opportunity to return capital, which is surplus to our operational requirements, to shareholders in the form of an off-market share buyback. The buyback, to be in the range $800-$1,000 million, will increase earnings per share and consequently is expected to have a positive effect on the Company's share price. We will be writing to all shareholders in the near future to provide further information.


SALES REVENUE STREAMS
Basic access
Local calls
PSTN value added services
National long distance calls
Fixed to mobile
International direct
Mobile goods and services
Data & internet services
Sensis (advertising & directories)
Intercarrier services
Inbound calling products
Other sales & service
Various controlled entities
$bn
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0
1999
2000
2001
2002
2003

Telstra's businesses

Telstra's realignment of customer facing businesses to match customer segments and the creation of a new group dedicated to innovation and engineering leadership hold us in good stead, now and in the future.

Our revenues are comprised of our traditional products and services, such as our fixed line telephone network; our non-traditional products and services, including mobiles, internet, our directories and advertising business and, increasingly, entertainment products such as FOXTEL.

Traditional products and services remain the core of our business and provide strong cash flows, but growth is coming from:

Fixed line Whilst based upon familiar telephony products, through innovation and valued added services, we are still able to grow in this business, something that many of our global peers have not done. Services such as Home Messages 101™, Calling Number Display, Call Return and Three Way Chat are proving to be popular innovations.

Wireless Growth continues as customers increasingly adopt wireless communications, both in terms of their minutes of use and the value added services we now provide, including MessageBank and applications such as Short Messaging Service (SMS). Wireless hotspots in hotels and airports, where you can connect your laptop to the internet, are in the first stages of rollout. The BlackBerry* handheld devices (a wireless personal digital assistant) are being well received.

Internet/broadband Broadband is a key growth area for Telstra in both the retail and wholesale markets. As we predicted, broadband take-up is really accelerating as people realise broadband takes the internet experience to a new level in terms of always on, high speed, functionality and convenience. The number of broadband users more than doubled over the year. We are on track to achieve our goal of one million broadband customers during 2005 and earn one billion dollars in broadband revenue by 2006.

Directories and advertising During the year, we changed the business name of our information, advertising and Yellow Pages® and White Pages® business from Pacific Access to Sensis™. This is another solid growth area for us, particularly in the online environment where revenues grew by 35%. Total directories revenues grew 7.2% during the year.

*BlackBerry is a registered trademark of Research in Motion.


WHERE DID TELSTRA'S CASH FOR 2002/03 GO?
Cash from Operating Activities before tax
Proceeds from Asset Sales
Income Tax Paid
Capital and Investment Expenditure
Dividends Paid
Net Repayment of Debt
Net increase / (decrease) in cash
($1,536)
($3,332)
($3,345)
($972)
$248
$m
0
2,000
4,000
6,000
8,000
10,000

International Our international business includes mobile carrier CSL, Hong Kong's leading provider of mobile voice and data services; TelstraClear, the number two full service operator in the New Zealand telecommunications market; and REACH, Asia's largest international carrier of combined voice and data.

CSL is still the most profitable mobile carrier in Hong Kong. Management's focus on carefully targeted marketing and cost reduction has produced a standout profit performance despite extraordinarily difficult conditions, including the impact of SARS.

TelstraClear had a successful year, with strong growth coming from increased revenue, operational efficiencies and reasonable regulatory outcomes.

REACH is operating in a difficult market for wholesaling of international connectivity, and still potentially faces some years of demanding conditions.

Regulation

The regulatory landscape today is more settled, with a number of major regulatory issues having been resolved.

The Estens Regional Telecommunications Inquiry gave us a good report card. The Inquiry found that significant improvements to regional telecommunications services have been made and that Telstra is contributing to real service benefits.

Service improvement and cost control

Improving customer service and satisfaction remains our number one business priority.

In this way, we expect to earn the loyalty of our customers and grow revenues. At the same time, our experience convinces us we can also manage costs down without harming customer service and satisfaction.

Using Six Sigma process improvement methodology we have found ways, for example, to pre-test the network to see if a customer needs to stay at home to wait for a technician to fix a fault. The result has been 13,000 fewer visits to customers' premises since September 2002, which means fewer trucks, vans and technicians on the road and associated cost savings. For 13,000 customers it also means they didn't have to interrupt their schedules and stay at home to meet the technician.


cents per share
'99
'00
'01
31.3
'02
28.5
'03
26.6

EARNINGS PER SHARE (EPS)
Earnings per share decreased from 28.5 cents in fiscal 2002 to 26.6 cents per share in fiscal 2003 consistent with the decrease in net profit.


$million
'99
'00
30,578
'01
'02
'03

TOTAL ASSETS
Total assets decreased by 6.9% to $35,599 million mainly due to the write down of our investment in REACH Ltd and the sale of properties.

Dividends

Earlier this year Telstra announced a change to the way we will pay future shareholder dividends. We are moving away from payment of dividends by cheque, in favour of the fast and efficient payment to all our Australian and New Zealand shareholders by direct credit to any Australian or New Zealand nominated bank or financial institution account. This move will result in savings for the Company and ensures shareholders receive their dividend swiftly and securely. Already nearly 80% of shareholders receive their dividends by direct credit. Shareholders can be confident that all banking information is held securely and privately by our share registry. For further information, see the investor information section on page 59 of this Review.

Privatisation

Discussion continues about a further selldown by the Federal Government of the Commonwealth's shareholding in Telstra. We reiterate that the Telstra Board is in favour of completing the privatisation process. It would provide the Company's staff, customers, shareholders and future investors with greater certainty about its future and it provides the Company with greater flexibility to grow its business. That said, it's a decision for the Parliament to make.

Outlook

Looking ahead, we see preliminary evidence of improving industry conditions. Internationally, the telecommunications sector is coming back into favour with investors as companies rebuild their balance sheets and embrace focused strategies. Domestically, we expect total industry revenues to grow by around 4% in the 2003/04 financial year and for the Australian economy to pick up in 2005. For Telstra, we envisage 2003/04 profitability to be moderately higher than the financial year just past driven by our continued focus on cost management and productivity improvements.

We thank you for your ongoing support.



Robert Mansfield
Chairman



Ziggy Switkowski
Chief Executive Officer and Managing Director

One company. One team.

Telstra facts

at 30 June 2003

more than
$35 billion of assets

more than
$20 billion of sales revenue

more than
$4 billion of free cash flow

more than
$3 billion in dividends declared

more than
$3 billion of capital expenditure

more than
40 thousand staff

more than
230 countries
accessed via REACH

more than
1.8 million shareholders

AA-
credit rating

Telstra's strategy

As Australia's connection to the future, Telstra's mission is to develop, design and deliver great communications solutions to every customer.



Our strategic goal is profitable growth for the Company and our shareholders and we will achieve this through:

- Terrific people and great teamwork
- Innovative products
- Operational excellence
- Outstanding customer service
- Smart investments
- Winning in the marketplace

Top 20 telcos

- Telstra's market capitalisation is approximately $57 billion as at 30 June 2003
- Market capitalisation is the number of shares multiplied by the share price

Market Capitalisation (approx.)
at 30 June 2003


Telco Company ($bn)
0
50
100
150
200
Vodafone Group
NTT Docomo Inc
Deutsche Telekom AG
Nippon Telegraph & Telephone
Telecom Italia SpA
Telefonica SA
France Telecom SA
Verizon Communications Inc
China Mobile Ltd/HK
Orange SA
TIM SpA
SBC Communications Inc
Telstra Corp Ltd
Telefonica Moviles SA
BT Group PLC
Bellsouth Corp
SwissCom AG
Koninklijke KPN NV
KDDI Corporation
Singapore Telecommunications

Many customers.

Telstra's market share

Telstra is a fully integrated service provider with leading market shares across a broad range of products and services.

Telstra's market share

Local calls	Telstra 76%, Other 8%, Resold 16%
Domestic long distance minutes	Telstra 66%, Other 34%
International long distance minutes	Telstra 53%, Other 47%
Mobile services	Telstra 46%, Other 54%
Basic access services	Telstra 78%, Other 8%, Resold 14%
Data revenue (excluding ISDN)	Telstra 63%, Other 37%
Subscription TV services	Telstra (FOXTEL) 57%, Other 43%
Sensis advertising revenue (main media)	Telstra 13%, Other 87%
Internet services – narrowband	Telstra 27%, Other 73%
Internet services – broadband	Telstra 50%, Other 32%, Resold 18%

■ Telstra ■ Other ■ Resold

Source: Telstra estimates

Bundled services

Increasingly, customers want the convenience of a single bill and the advantages of bundled solutions. Through bundling, customers can save on their home, mobile, internet and subscription TV services. Telstra now has over 1.2 million customers in bundled solutions.

- Total packaged customers across consumer and small business segments has increased 23% since July 2002
- Customers on packages are far more likely to stay with Telstra
- FOXTEL is performing strongly with over 150,000 customers on our "FOXTEL from Telstra" offering

Growth in consumer packages
at 30 June 2003


Single Bill
Consumer packages
2.0m
1.5m
1.0m
0.5m
0
Jun '03

Changing revenue streams

Telstra's diverse revenue stream is shifting from traditional to non-traditional products.

- Total sales revenue for 2003 was $20.5b, compared with $16.7b in 1998
- Fixed line products made up 50% of sales revenue in 1998. They now account for 39%
- Mobile goods and services contribute 18% to total sales revenue, compared to 13% in 1998
- Revenue from controlled entities is now 9% of sales revenue, but was negligible in 1998

1998 Sales Revenue Mix


Fixed line 50%
Mobile 13%
Data, text & internet 13%
Directory services 6%
Customer premises equipment 3%
Intercarrier services 3%
Other sales & service 12%

2003 Sales Revenue Mix


Fixed line 39%
Mobile 18%
Data, text & internet 14%
Directory services 6%
Customer premises equipment 1%
Intercarrier services 6%
Other sales & service 7%
Controlled entities 9%


1993
2003
SERVICES:
• VOICE CALLS ONLY
SERVICES INCLUDE:
• VOICE CALLS
• CALL WAITING
• CALLING NUMBER DISPLAY

fixed line

Products include:

- Line rental
- Local calls
- National long distance
- International long distance
- Fixed to mobile
- MessageBank®
- Calling Number Display
- Inbound

Telstra's copper wire infrastructure is an important strategic asset. It forms the basis of our fixed line telephone network and, as such, is the backbone on which our traditional businesses have been built over many years. Telstra's fixed line business continues to be innovative, competitive and profitable. It is a solid source of revenue and cash flow for the Company, making up more than a third of Telstra's revenue stream. This year, Telstra introduced a number of new products aimed at enhancing the fixed network's capability and providing customers with innovative ways to manage calls. We continually look for new ways to utilise the existing network. A good example of this is ADSL (broadband internet over the copper phone line).

Telstra is gradually rebalancing line rental charges upwards with lower call prices. This follows a 2001 finding by the Australian Competition and Consumer Commission (ACCC) that Telstra was not recovering the cost of providing access to the network. The line rental increase is consistent with the Federal Government's price control requirements and has been accompanied by a fall in calling charges.

New features over fixed line In the past 12 months, Telstra has invested a significant amount in developing and introducing new fixed line products. We launched state-of-the-art technology that enables customers to tell the phone what to do. '1# Telstra Feature Assistant™' is a voice command system for activating features such as Call Waiting and Call Forward. There have been more than 150,000 users of this Australian-first service since its launch in May 2003.

A further investment was the launch, in July 2003, of 'Telstra Home Messages 101™' – a free message service for our residential customers.

Inbound services provide businesses with a single number that their customers can use from anywhere in Australia. Telstra now provides two new inbound services, Computer Telephony Integration (CTI) and Interactive Voice Response (IVR). These services allow Telstra's business customers to better manage their incoming calls with technology that enables them to store and retrieve important information such as customer history and account details.

Telstra Country Wide® Through Telstra Country Wide, Telstra is meeting its commitment to upgrade telephone services throughout regional and rural areas to provide a reliable service for its customers. As part of the Rural Network Taskforce program, we spent $166 million reducing recurring network faults in these areas.


1# is the new way to forward your calls.

VALUE ADDED SERVICES
TELSTRA'S NEW VALUE ADDING FEATURES "TELSTRA HOME MESSAGES 101"* AND "1# FEATURE ASSISTANT"** PROVIDE NEW WAYS TO UTILISE AND EXTRACT VALUE OUT OF OUR FIXED LINE NETWORK

DID YOU KNOW TELSTRA HAS:

- recently completed a 3,100km network upgrade from Adelaide to Darwin to increase capacity to meet demand for voice, data and internet traffic
- reduced fixed line call prices by almost 40% over the last 4 years

more than
3.5 million
KILOMETRES OF TELECOMMUNICATIONS FIBRE

approximately
100,000
INSTALLATIONS A MONTH

A program of network upgrades, cable replacement, technology improvement and introduction of relevant products and services was undertaken by Telstra Country Wide. Telstra's contract with the Federal Government to upgrade services in the so-called Extended Zones is providing untimed local calls, enabling affordable internet access, expanding CDMA mobile coverage and upgrading radio networks.

The Estens Inquiry findings complement the activities Telstra Country Wide has already initiated.

Performance We continually strive to give our customers high levels of service and network performance. The results of the recently introduced Network Reliability Framework (NRF), the Federal Government's new regulatory safeguard, described as one of the most stringent regulations in the world, showed that Telstra's telephone network is extremely reliable, with 99% or more of residential and small business customers experiencing a fault-free service.

Telstra's performance is also measured against the Federal Government's Customer Service Guarantee (CSG) Standard. Our CSG performance continues to exceed 90% in new service connections. Since the CSG was introduced in 1998, there has also been a continuous performance improvement in service repairs, particularly so in regional, rural and remote areas.

Performance indicators	June 2003	June 2002	% Change
Basic access lines in service	10,310,000	10,400,000	(0.9) ↓
Local calls	9,794,000,000	10,269,000,000	(4.6) ↓
National long distance minutes	9,161,000,000	9,170,000,000	(0.1) ↓
Fixed-to-mobile minutes	3,944,000,000	3,691,000,000	6.9 ↑
International direct minutes	740,000,000	781,000,000	(5.2) ↓
Calling number display customers	994,000	897,000	10.8 ↑
Fixed line MessageBank* customers	1,444,000	1,448,000	(0.3) ↓


1993
2003
WEIGHT:
SERVICES:
WEIGHT:
SERVICES:

mobile

Products include:

- Mobile handsets
- Voice calls
- Short Messaging Service (SMS)
- MessageBank®
- Multimedia Messaging Service (MMS)
- BlackBerry'

The mobiles market is constantly growing, with new customers, products and services. Telstra added 627,000 new mobile services this year.

Currently, the mobile penetration rate in Australia is approximately 72%. There is room for further growth – but we believe this number will peak at around 85%. The real growth, therefore, will come from our ability to provide new services and technologies to the market. A revolution is already occurring in wireless data, with Short Messaging Service continuing to grow very strongly. For instance, on New Year's Eve and New Year's Day 14 million SMS messages were sent by our customers!

We are not only seeing increasing usage in traditional SMS, but also in new wireless data applications, such as entertainment, transaction, information and location services. As well as voice, today's mobiles can be used to transmit text messages, access the internet, download emails, buy a soft-drink from a vending machine and pay for parking. They can be a phone, an organiser, a radio, an electronic wallet, a video camera, a camera and email centre all in one.

New consumer products During the year we launched Multimedia Messaging Service which allows users to take and send photos via their mobile phone.

In March, we introduced Telstra Mobile Loop®, a rich range of wireless entertainment and communications applications such as chat, email, games, music and information services, on 1xRTT on our CDMA network. Through Telstra Mobile Loop and MMS, we are providing fun, interactive services that enhance our customers' communications experience.

Telstra's sponsorship of the Rugby World Cup provides an opportunity to feature innovative messaging solutions for MMS and video downloads.

New business products The BlackBerry', an always-on handheld device that includes email, phone and organiser features, continues to deliver on Telstra's strategy of providing wireless solutions to our business and government customers that improve productivity and reduce costs. Telstra is the only carrier in Australia to offer BlackBerry', which works off our GSM wireless network. Since last October, Telstra has signed more than 100 companies and organisations in Australia to the service. Telstra recently unveiled a new BlackBerry 7230 Wireless Handheld'


WEIGHT: APPROX 201 GRAMS
SERVICES:
VOICE CALL
SMS
MMS
DIGITAL ORGANISER
INTEGRATED PERSONAL PC
ACCESS THE INTERNET
DOWNLOAD EMAIL
PC STYLE GAMING
VIDEO
MUSIC



TELSTRA MOBILE LOOP™
TELSTRA MOBILE LOOP IS RUN ON 1XRTT ON OUR CDMA NETWORK AND FEATURES DOWNLOADABLE GAMES AND RINGTONES, EMAIL ACCESS AND PICTURE MESSAGING

DID YOU KNOW TELSTRA HAS:

- international roaming on offer in more than 120 countries
- installed over 200 GSM and over 400 CDMA mobile base stations in fiscal 2003
- on average, built a digital base station every day since the launch of our GSM digital network 10 years ago

more than
40 million
MOBILE CALLS ON NEW YEARS DAY 2003

that features a high-resolution colour screen, e-mail attachment viewing and tri-band support for worldwide international roaming.

SMS Business In May, Telstra launched a business text service for small and medium businesses that enables businesses to broadcast SMS messages to customers and staff from any internet-enabled computer. SMS Business allows organisations to send SMS messages to just one person or groups of more than 5,000, regardless of which network they are on. Examples of use could include keeping staff informed about important events within an organisation and doctors sending out appointment reminders to patients.

CDMA and satellite Telstra's CDMA network offers the largest cellular mobile phone coverage area in Australia – 98% of the population. In 2002/2003, over 400 additional CDMA base stations were built, and the network continues to grow. The network has more than 750,000 services, with a 27% increase in new services over the year.

We introduced the Telstra Mobile Satellite service, which provides 100% coverage across Australia. This affordable satellite communications service delivers a reliable and practical alternative to users in remote locations and takeup has been solid in its first year.

Performance indicators	June 2003	June 2002	% Change
Mobile telephone minutes	6,335,000,000	5,780,000,000	9.6 ↑
Mobile services in operation			
Digital – GSM	5,812,000	5,346,000	8.7 ↑
Digital – CDMA	757,000	596,000	27.0 ↑
Total	6,569,000	5,942,000	10.6 ↑
Mobile MessageBank® customers	5,499,000	5,062,000	8.6 ↑


1993
2003
Telecom
BIGPOND
SERVICES:

broadband internet

Products include:

- Cable broadband 2.5 million premises
- ADSL broadband 7.5 million premises
- Satellite broadband Australia wide

The internet has increasingly become a natural part of how we work, study, live, relax and keep in touch. Reliable dial-up internet is available anywhere via a fixed telephone line. High-speed internet, or broadband as it is known, has become the next wave, taking us another step towards utilising the internet to its full potential.

The number of retail and wholesale subscribers to Telstra's broadband service reached 361,000 at 30 June 2003 – double the number at the same time in the previous year. Broadband is a key growth area for Telstra, and we are on track to achieve our goal of one million broadband customers by 2005 and earn one billion dollars in broadband revenue by 2006.

Broadband is available to all Australians, either via cable, Asymmetric Digital Subscriber Line (ADSL), which uses the existing telephone line, or satellite. Broadband is a faster and easier way to do everything you would usually do online, such as sending and receiving emails or paying bills. With ADSL, cable and 2-way satellite broadband there is no need to dial-up each time to use the internet and because the phone line is not tied up you never need miss a call. Broadband is ideal for high quality streaming of video and music, online game playing and fast software downloads.

BigPond® BigPond is the largest Internet Service Provider (ISP) in the Australian dial-up and broadband markets.

2-way BigPond Broadband Satellite has the largest broadband satellite customer base in Australia, enabling people in even the remotest areas to get online. The service, initially offered to customers under the Untimed Local Calls in Extended Zones project, allows users to bypass dial-up for internet access and choose from home or business broadband packages.

In March, we offered a special $100 reduction on BigPond Broadband installation fees, which yielded a 70% increase in BigPond Broadband applications over the previous month. Our BigPond Broadband ADSL self-install kits have been very successful, with 75% of ADSL customers opting for self-installation, compared to 45% at the same time last year.

Content and applications An essential part of the appeal of broadband is the content and applications that can be offered to customers with a high-speed connection. The breadth of



2-Way Satellite

2-WAY BIGPOND® BROADBAND SATELLITE HAS TRANSFORMED THE WAY PEOPLE IN REMOTE AREAS CAN DO BUSINESS, AS WELL AS ACCESS INFORMATION AND ENTERTAINMENT.

DID YOU KNOW TELSTRA HAS:

- invested nearly $1 billion in the national broadband network
- plans to invest a further $1 billion in broadband over the next five years

955
ADSL ENABLED EXCHANGES
as at 30 June 2003

applications, content and, fundamentally, the user experience is significantly superior to dial-up internet offerings.

BigPond Broadband provides four web channels:

- bigpond.com/entertainment: this site provides movie reviews, television programs and entertainment news.
- bigpond.com/games: one of Australia's most visited online game sites, 'GameArena', offers the latest in games and multiplayer game opportunities.
- bigpond.com/music: includes 'the basement', which is Australia's only 24 hours a day, seven days a week internet music station.
- bigpond.com/sport: contains sports news and access to afl.com.au and nrl.com.au. From October, BigPond broadband will feature exclusive content from Australia's V8 Supercar series.

All four channels are unmetered for Big Pond cable and ADSL customers who have unlimited access that does not add to their monthly bill.

Wholesale With customers ranging from large carriers to small ISPs, Telstra Wholesale is a vital channel to grow the broadband market. Our strategy is to expand the overall market by providing first class service to our base of more than 180 broadband ISP customers. A strong and growing wholesale customer base improves Telstra's returns on its overall investment in internet infrastructure and stimulates the wider Australian broadband market.

Performance indicators	June 2003	June 2002	% Change
Narrowband subscribers	1,158,000	1,056,000	9.7 ↑
Broadband subscribers	361,000	169,000	113.6 ↑
Total online subscribers	1,519,000	1,225,000	24.0 ↑
ADSL enabled regional exchanges	546	421*	29.7 ↑
Total ADSL enabled exchanges	955	794	20.3 ↑

* restated to reflect TCW's increased coverage

1993



YELLOW PAGES®/WHITE PAGES® DIRECTORIES, DELIVERED TO THE DOOR.
BLACK PRINT ONLY
35 WHITE PAGES® AND YELLOW PAGES® DIRECTORIES PRODUCED

2003



COLOUR PRINT PAPER DIRECTORIES
49 WHITE PAGES® AND YELLOW PAGES® DIRECTORIES PRODUCED
YELLOW PAGES®/WHITE PAGES® DIRECTORIES AVAILABLE ONLINE
OTHER WEBSITES INCLUDE:
- CITYSEARCH® SITE
- WHEREIS® SITE

advertising & directories

Brands include:
- Yellow Pages®
- White Pages®
- CitySearch®
- Whereis®
- GoEureka™

Sensis™ Through brands such as Yellow Pages®, White Pages®, CitySearch® and Whereis®, Sensis offers solutions that can connect Australian businesses with buyers. Increasingly, these solutions are stretching beyond the iconic print directories to reach potential buyers through the internet, voice and wireless services. In fact, Sensis accounted for over 25% of the Australian online advertising market in 2002.

Product Innovation 2002/2003 was a year of innovation across Sensis, with a focus on developing smart solutions that drive both customer benefits and distribution efficiencies across a growing range of products and channels.

The Yellow Pages® *OnLine Display* and Yellow Pages® *OnLine Display Plus* products allow advertisers to replicate their Yellow Pages® print advertisements online and use the internet to reach potential buyers. They provide an easy to purchase, bundled solution for print customers.

Full and half page advertising has been a particularly successful innovation into some regional books during 2002/2003. These new formats have provided considerable growth to the Yellow Pages® business.

Sensis also successfully integrated the CitySearch® city guide and BMC Media advertising operations (both acquired in 2002) into the business. The BMC Media operations have now been integrated into the Sensis MediaSmart™ online advertising business, which also represents a popular portfolio of web sites, including afl.com.au, nrl.com.au, asx.com.au and disney.com.au.

Customers In February, we launched phase one of the Sensis Customer Charter – a world first in the directories industry – as part of our ever-increasing focus on the customer. Despite the short time it has been in place, the Charter has already delivered excellent results, with significant reductions in turnaround times for both print and online contracts.

The Sensis Customer Charter is part of a concerted effort to increase the quality of both delivery to, and support of, our customers. This effort will drive the value of our customer relationships.



Developing services

INTERACTIVE TELEVISION

INTERACTIVE TELEVISION, OR ITV, WILL ONE DAY ALLOW VIEWERS TO ACCESS INFORMATION ABOUT ADVERTISED PRODUCTS IMMEDIATELY AND BUY THEM INSTANTLY FROM THEIR TELEVISION SETS.

DID YOU KNOW SENSIS HAS:

- 13% of the Australian main media advertising market
- recently been ranked as the 9th largest directories business in the world by revenue

approx.
2.6 million
UNIQUE USERS TO A SENSIS™ WEBSITE DURING THE YEAR

Growth opportunities New media, such as the internet, voice and wireless offer exciting opportunities for both Sensis and our customers. Sensis is already enjoying considerable success in this area, and we have been able to grow new media revenues by 35% this year.

In the longer term, developing technologies, such as interactive television (iTV), which will enable viewers to purchase products instantly using their television sets, will provide new and exciting opportunities for Sensis.

Telstra's 50%-owned subscription TV provider, FOXTEL, is also looking at ways it can utilise this new technology.

Our customer reach and research activities help make Sensis an authority in advertising, e-business and the small and medium enterprise (SME) sector in Australia. This understanding of the needs of our customers, together with a growing online audience and a focus on innovation, places Sensis in a strong position to achieve its growth aspirations.

Bread™ To further strengthen our relationship with small and medium sized businesses in Australia, Sensis has launched the lifestyle based television program, Bread™. Bread™ is a location-based, entertainment show providing real-life case studies. Through Bread™, Sensis will be even better placed to reach, influence, understand and support more SMEs in Australia.

Performance indicators	June 2003	June 2002	% Change
Unique users (month)			
Yellow Pages® OnLine	1,300,000	946,000	37.4 ↑
White Pages® OnLine	1,645,000	1,360,000	21.0 ↑
CitySearch® site	585,000	393,000	48.9 ↑
Whereis® Incar navigation product (users)	42,000	28,000	50.0 ↑


1993
2003
OUR MAIN FOCUS WAS ON AUSTRALIA, WITH ONLY MINOR OPERATIONS IN OTHER COUNTRIES
THROUGH CSL, REACH AND TELSTRACLEAR, TELSTRA HAS A STRONG PRESENCE IN THE ASIA PACIFIC REGION
APPROXIMATELY 2,300 TELSTRA STAFF BASED OFFSHORE

international

- REACH – International connectivity
- CSL – Hong Kong mobiles
- TelstraClear – Full service provider in New Zealand

Telstra's international business includes Hong Kong CSL Ltd (CSL), TelstraClear Ltd (TelstraClear) in New Zealand and our joint venture REACH Ltd (REACH) in Hong Kong. Our key mission is to create profitable growth through enhancing the value of our existing international investments and developing new business opportunities, primarily in Asia.

TelstraClear TelstraClear is our fully owned subsidiary operating in the New Zealand market. Telstra acquired full ownership of TelstraClear following the purchase of Austar United Communications Ltd's 42% stake in April 2003. The company serves more than 350,000 business and residential customers in every central business district and in regional centres throughout New Zealand.

TelstraClear is the second largest full service operator in New Zealand and is growing its customer base across all segments. It has had a successful year, with strong growth coming from increased revenue and operational efficiencies. It has also benefited from the first telecommunications regulatory outcomes in New Zealand which are beginning to provide a more level playing field.

This year, Telstra and TelstraClear have been more closely aligned to harness trans-Tasman potential through the provision of enhanced communication solutions to trans-Tasman customers, which further demonstrates the value of our investment in New Zealand.

Hong Kong CSL Telstra's 100%-owned mobile carrier CSL is Hong Kong's premium provider of mobile voice and data services.

CSL has approximately one million customers. It is the most profitable mobile carrier in Hong Kong, with a high share of premium and business customers. Focusing on service quality, innovative marketing, advanced technology, branding and customer segmentation, CSL has developed a well-earned reputation for mobile industry leadership. CSL's achievements have been recognised by various awards in marketing, customer service, branding and network quality.

CSL is focusing on providing innovative data applications and content to boost data usage and revenue. It has launched a range of content applications and latest value-added services to cater for the different needs of the premium customer and youth segments.

CSL delivered a solid financial result despite an adverse market environment and a flat economy that was further impacted by the SARS epidemic. It continues to remain in a premium position from both a financial and operational standpoint.


Working together to support
trans-Tasman Business
Telstra
TelstraClear

TELSTRACLEAR PROVIDES A REAL CHOICE IN THE NEW ZEALAND COMMUNICATIONS SOLUTIONS MARKET. WORKING TOGETHER, TELSTRA AND TELSTRACLEAR BRING SEAMLESS TRANS-TASMAN BENEFITS TO BUSINESSES IN AUSTRALIA AND NEW ZEALAND.

DID YOU KNOW TELSTRA HAS:

- relationships with more than 270 international carriers worldwide
- over 380,000 kilometres of international cable through REACH

OWNERSHIP INTERESTS IN MORE THAN

50

SUBMARINE CABLE SYSTEMS VIA REACH

REACH REACH is Asia's largest international wholesale carrier of combined voice, International Private Leased Circuit and Internet Protocol data services. It is also one of the world's top ten carriers of international voice traffic.

REACH has been operating in a difficult environment, characterised by overcapacity and continued price pressure. Telstra wrote down the carrying value of REACH to zero in February. Subsequently, in April, REACH concluded the renegotiation of its US$1.5 billion bank loan, which provided REACH with financial flexibility and an appropriate capital structure.

REACH is actively exploring ways to enhance revenue growth and profitability through product innovation and increasing the depth of services provided to existing customers. It has also implemented a value creation program to further reduce overheads and rebalance its cost structure. We remain positive that the long term prospects for REACH are strong.

Telstra has entered into an agreement with the Beijing Organising Committee for the Games of the XXIX Olympiad to act as the advisor for the provision of telecommunications consultancy services for the 2008 Beijing Olympic Games.

TelstraClear	CSL	REACH
TelstraClear • Number two, full service provider in New Zealand • more than 350,000 customers • approx. 12% New Zealand market share* • approx. 1,200 employees • state-of-the-art IP network	**CSL** • Most profitable mobiles business in Hong Kong • approx. 1 million mobile customers • approx. 17% market share • approx. 1,100 employees	**REACH** • Leading Asian international telecoms operator • One of the world's top 10 carriers of international voice traffic • Staff in 15 countries

* revenue market share

1993



OUR DIGITAL GSM NETWORK WAS LAUNCHED IN 1993 WITH [illegible] COVERAGE OF THE POPULATION. IT WAS THE FIRST DIGITAL NETWORK IN AUSTRALIA.

2003



WE CONTINUE TO MAKE LIFE EASIER THROUGH NEW INNOVATIONS SUCH AS [illegible] A DEVELOPING LOCATION SERVICE.

innovations

Telstra Research Laboratories:

- Clayton and Melbourne, Victoria
- Sydney, New South Wales
- Launceston, Tasmania

Telstra plays a critical role in influencing future communications technology, and is always looking for innovative ideas. Broadband and wireless data products will drive the next wave of innovations as they become an integral part of our daily lives.

To promote innovation and help move the Australian broadband market into its next phase of growth, we launched the Telstra Broadband Fund. A total of up to $10 million is available for cash grants and to administer the Fund, plus up to $20 million in non-cash grants of bandwidth allocations. Telstra will also match industry contributions to the Fund of up to $15 million over five years.

We have a world-class research facility in Telstra Research Laboratories (TRL), where our leading experts research, develop and evaluate new technologies to extend Telstra's product and service offerings.

Looking to the future, we see a range of new applications, based on mobile data, interactive TV and voice technology. Here are just a few of the products we are taking from concept to reality.

WLAN (Wireless Local Area Network) Telstra 'Wireless Hotspots' deliver high-speed internet without wires. Recently launched in selected Qantas Club lounges and Rydges Hotels across Australia, WLAN technology enables users to wirelessly connect to their existing home or office internet, potentially at speeds as fast as a home broadband connection, all through their laptop or handheld computer. Customers can charge their usage directly to their Telstra mobile phone accounts.

A number of shopping centres, hotels, conference centres and sporting clubs and venues are currently considering installing WLAN technology as offered by Telstra. Through our global Wireless Broadband Alliance, it is expected that eventually our customers will have access to a network of around 26,000 'hotspots' worldwide.

Lyrebird™ Most people prefer to communicate by voice, and many companies, including Telstra, are looking for interactive voice services that can improve customer service. Developed by TRL, Lyrebird is a tool for developers to rapidly create and deploy complex and high quality natural language speech applications, which enable people to interact with a computer by speaking naturally. For example, to book cinema tickets, instead of having to navigate through a complex menu structure as you do today, you would be able to phone and simply say to the computer: "*I would like two tickets to see the new James Bond film tonight at 7.30pm.*" TRL are commercialising Lyrebird.



Developing services

WIRELESS HOTSPOTS
THIS NEW WIRELESS TECHNOLOGY ENABLES USERS TO CONNECT THEIR LAPTOPS OR PERSONAL DIGITAL ASSISTANTS TO THE INTERNET AT SELECTED AUSTRALIAN LOCATIONS KNOWN AS TELSTRA WIRELESS HOTSPOTS. WE CURRENTLY HAVE 'HOTSPOTS' LOCATED AT QANTAS LOUNGES AND BRIDGES HOTELS AROUND THE COUNTRY.

DID YOU KNOW TELSTRA HAS:

- a world-class research and development facility in Telstra Research Laboratories
- blocked over 45,000 mobile phones from its GSM network using IMEI anti-theft technology in its first year of activation. Telstra was among the first in the world to deploy IMEI blocking technology

approx.
$187
MILLION SPENT ON RESEARCH AND DEVELOPMENT THIS YEAR

80TH
ANNIVERSARY OF OUR RESEARCH FACILITY, TELSTRA RESEARCH LABORATORIES

Java & BREW Java and BREW technology will make mobile phones more like PCs – able to be upgraded with new software whenever it is desired. These new 'smart phones' will enable users to buy and then wirelessly download software, such as games and communications programs, in the same way that desktop users now purchase, install and run software on their PCs. Companies may also want to integrate their services more intelligently onto the mobile phone.

Interactive TV Imagine participating in your favourite quiz show from your own lounge room or instantly purchasing items as they are advertised. With the advent of digital television, this could be a reality in a matter of years. Digital television, which enables data to be sent both to and from a unit in the home, opens up the possibility of a range of interactive applications. Although digital television is still in its infancy, TRL is already experimenting with prototype applications.

SMS FIND SMS FIND is a prototype service developed by TRL that will allow users to search for facilities and services in a desired area. For example, to find the nearest chemist, users need only type the word 'chemist' into their mobile phone and SMS FIND will respond via SMS with the details of the closest chemist.

Mobile EFTPOS Another developing application is Mobile EFTPOS. Credit cards can be used with a mobile phone that is fitted with a special EFTPOS keypad and card-swipe attachment. It offers a payment option when there is no phone line, such as in a taxi or at the markets.

Internet Protocol (IP) Solutions Telstra has the largest private IP network in the country, combining the flexibility of the internet with the security and performance of a private network. Our family of IP Solutions provides companies with the ability to adapt their communications to suit business requirements, and leave the management of those services to Telstra, whilst they focus on their core business. Using our IP networks, companies are able to keep remote offices and workers in touch, and also benefit from productivity enhancing developments. Our recently launched IP Telephony service means companies can cost effectively combine their voice and data traffic on one platform.

Trade mark of Telstra New Wave Pty Ltd
Registered trade mark of Sun Microsystems Inc, a Delaware Corporation
Registered trade mark of Qualcomm Incorporated


1993
2003
ITS FIRST CORPORATE SOCIAL

corporate social responsibility

Our sponsorships include:

- Banksia Environment Awards
- NSCA* Safety Awards
- Australian Ballet
- Telstra Small Business Awards*
- Telstra Business Women's Awards

* National Safety Council of Australia

Our definition of corporate social responsibility (CSR) At Telstra, we believe that CSR is a values-based approach to how we do business, leading us beyond legal compliance to make a positive contribution to the industries and communities in which we participate. Being a successful company is not just about financial performance, it is also about being a good corporate citizen, living our Telstra Values in every decision we make, every day.

In 2003, Telstra will produce a first report on our performance in areas that fall into our definition of Corporate Social Responsibility.

The report has been prepared with reference to internationally recognised reporting guidelines – particularly the Global Reporting Initiative. We envisage three key stakeholders – our employees, customers and shareholders – as the primary audiences for this first report, which will take the form of a detailed web-site, with a printed booklet summarising highlights, which will be made widely available. We will welcome feedback as we continue to improve our performance and reporting in this area. The report will be a collation of our key activities, performance and commitments in the following areas:

Here for the community In fire, floods, drought and, more recently, tragedies such as the Bali bombing, Telstra was there to help by way of donation, community support and prompt restoration of services. Our technicians are among the first people you see once the fires are out or the waters recede, working long hours in difficult conditions to restore our connection to each other.

We are involved with communities across Australia and overseas through activities such as our 4,000-strong volunteer network, Telstra Friends; our philanthropic trust for children and young people, the Telstra Foundation™; disaster relief activities; and numerous sports, arts and community sponsorships. Telstra also helped set up the Farmhand Appeal that raised $23.5 million for drought stricken farmers.

Here for the environment Like any large company, Telstra is a big consumer of energy and other resources, such as paper. We are focused on measuring and minimising that consumption. Our environment policy includes programs for waste management, reduction in greenhouse emissions, recycling initiatives and improvements in the use of resources.

Telstra Foundation™

SUPPORTED PROJECTS NATIONALLY INCLUDING INDIGENOUS, HEALTH, ARTS, EDUCATION, SPECIAL NEEDS AND SPORTS. ABOUT ONE THIRD IN RURAL/REGIONAL AREAS
- $4.6 MILLION TO 300 CHARITABLE ORGANISATIONS TO ADDRESS SIGNIFICANT COMMUNITY ISSUES THROUGH COMMUNITY DEVELOPMENT FUND
- $750,000 TO TELSTRA'S KIDS FUND – LOCAL COMMUNITY PROJECTS INVOLVING THE CHILDREN AND YOUNG RELATIVES OF TELSTRA PEOPLE


Telstra Foundation

Making a positive and lasting difference to the lives of Australian children and young people


better environment

Leaving a small footprint on the environment

- WE HAVE AN ONGOING ENERGY MANAGEMENT PROGRAM TO REDUCE ELECTRICITY USE IN OUR BUILDINGS
- WE RECYCLE ABOUT 20% OF OUR GENERAL WASTE (BY WEIGHT)
- WE SCREEN ALL PRODUCTS AND SERVICES WE BUY FOR ENVIRONMENTAL ISSUES

DID YOU KNOW TELSTRA HAS:

- contributed more than $450,000 to the Smith Family during Christmas 2002
- a Disability Equipment Program helping our customers with disabilities with their telecommunications needs
- contributed $100,000 towards the Canberra Bushfire Recovery Appeal to assist those directly affected by the fires in summer 2002-2003

provided

$4.35m

IN GRANTS THROUGH THE TELSTRA FOUNDATION™

Here for the economy Telstra has a significant impact on the economy. We are a major taxpayer, we pay dividends to shareholders, reinvest profits into our network and develop new opportunities for our business, often resulting in a benefit to the overall industry.

Our diverse workforce is spread across metropolitan, regional and remote areas and internationally. Managing our costs, including its impact on our workforce levels, remains one of the most challenging issues facing Telstra as we continue to strive for excellent and cost-competitive service to customers.

Here for industry Telstra is a leader in the Australian telecommunications industry. We support programs that foster growth and development in areas such as broadband internet and mobile communications, as well as other new technologies.

We are also leading the development and introduction of industry-related consumer services and products which benefit society. For example, we established a national program educating drivers about the safe use of mobile phones, deterrent programs for mobile phone theft and a campaign on mobile phone etiquette.

Performance indicators	June 2003	June 2002	% Change
Total Energy consumption (including sites, network and fleet)	6,452,837 GJ	5,803,612 GJ	11.2* ↑
Recycling through the Book Muncher® Directory Recycling Program	66.4%	63.2%	3.2 ↑
Telstra Friends – volunteer hours	19,140	12,410	54.2 ↑
Lost Time Injuries (people injured at work)	283	403	(29.8) ↓

* Please note, increase from 2001/2002 to 2002/2003 reflects more accurate measuring criteria

senior management and executive officers

Our senior management team is committed to driving profitable growth for our shareholders. We continually seek to deliver innovative products and promote outstanding customer service.

Telstra Consumer and Marketing is responsible for serving metropolitan consumer and small business customers with our full range of products and services including fixed, wireless and data, the overall management of Telstra's brands, advertising and sponsorships, the management of fixed and mobile products and implementing our product bundling initiatives.

Telstra Business and Government is responsible for serving our corporate, medium enterprise and Government customers with the full range of Telstra products and services of interest to this group of customers. This business unit also includes Customer Care and product management groups.

Telstra Country Wide® is responsible for providing telecommunications services to customers in outer metropolitan, regional, rural and remote parts of Australia. This business unit was formed in June 2000 with the aim to establish a strong presence and grow our business in regional Australia. In January 2003, Telstra Country Wide assumed responsibility for an additional to communities in Queensland, the Australian Capital Territory, New South Wales and Victoria.

Telstra Broadband and Media, a new business unit established in January 2003, is responsible for our broadband and online services business BigPond®, our advertising, directories and information services business Sensis™ and Telstra Media (including our FOXTEL investment).

Telstra Wholesale provides wholesale products and services to the Australian domestic market. Telstra Wholesale provides a wide range of products and services including fixed, wireless, data and internet, transmission and IP, interconnection, access to our network facilities and retail/rebill products. The integration of Telstra's wholly owned subsidiary, Network Design and Construction Ltd (NDC), resulted in the NDC marketing and sales function serving external customers to Telstra joining Telstra Wholesale on 1 July 2003.

Telstra International manages our international interests, including Hong Kong CSL Limited and our joint venture REACH in Hong Kong. It also directs our offshore growth strategy, with a current focus on enhancing the value of our existing investments and rationalising the investments that are noncore to Telstra.

Infrastructure Services operates and maintains our telecommunications infrastructure. It supports our domestic retail and wholesale business units that in turn serve the end retail and wholesale market. Infrastructure Services is responsible for the provisioning, restoration, operation and management of our fixed, mobile, IP and data networks. This includes voice and data, product and application platforms and the online environment. As Telstra's primary service provider, Infrastructure Services is a fully integrated service business and aims to maximise the growth of our domestic retail and wholesale business while maintaining a competitive cost position.

Telstra Technology (previously known as Networks and Technology Group) was established in August 2002 as the core product technology group in Telstra. It develops and supports products specified by our market facing business units. Underpinning the products is a range of technologies which are optimally designed and implemented to provide the best outcome for Telstra and our customers. Telstra Technology also undertakes substantial research and development to ensure that Telstra remains at the forefront of technology in Australia.



Ted N Pretty
BA, LLB (Hons)

Prior to joining Telstra, Mr Pretty was a director of Optus Communications and an adviser to BellSouth Corporation. Mr Pretty was previously a partner in one of Australia's leading telecommunications, regulatory and media law firms. Mr Pretty was initially appointed to the position of Managing Director of the International Division of Telstra, responsible for Telstra's investments and operations worldwide, Group Managing Director, Convergent Business and then Group Managing Director, Telstra Retail. Mr Pretty was appointed Group Managing Director of Telstra Consumer and Marketing in January 2003.

Bruce J Akhurst
BEc (Hons), LLB

Mr Akhurst joined Telstra as General Counsel in 1996 and became Group Managing Director, Legal & Regulatory in 1999. He assumed responsibility for Telstra Wholesale in 2001. In January 2003 Mr Akhurst became Group Managing Director, Telstra Wholesale and Telstra Broadband & Media. Mr Akhurst's portfolio includes the nationwide wholesale network of Telstra Wholesale, Australia's biggest internet service provider, BigPond™, the company's interest in subscription television provider FOXTEL, and the wholly-owned advertising and directory business, Sensis™. Mr Akhurst is also Group General Counsel and a member of the boards of Hong Kong mobile carrier CSL and FOXTEL. Prior to his role at Telstra, Mr Akhurst was managing partner of a national law firm.

Corporate centre functions

Finance & Administration is responsible for mergers and acquisitions and corporate policy and support functions including finance, risk management and assurance, shared services for processing functions, credit management, treasury, investor relations, acquisitions and divestments, productivity directorate, information technology and other corporate services. In addition, it is responsible for strategic planning and management of Telstra's investment portfolio and the financial management of the majority of our fixed assets, including network assets, through the Asset Accounting Group



Bill Scales
AO, BEc, FIPAA

Mr Bill Scales joined Telstra in November 2000 as Managing Director Human Resources and Chief of Staff. He was appointed Group Managing Director, Corporate and Human Relations on 1 August 2002 responsible for the management of Human Resources, Corporate and Political Relations, Employee Communications and Chief of Staff to the CEO. In December 2002, Mr Scales took on additional responsibilities for Regulatory Affairs and was appointed Group Managing Director, Regulatory, Corporate and Human Relations, and Chief of Staff. Prior to joining Telstra Mr Scales was Secretary of the Victorian Department of Premier and Cabinet. He was for 6 years Chairman and CEO of the Industry Commission and prior to that Chairman and CEO of the Automotive Industry Authority. Prior to his involvement with Governments, Mr Scales held general management positions in the manufacturing sector.

David Moffatt
BBus (Mgt), FCPA

Prior to joining Telstra, Mr Moffatt was Chief Executive Officer, General Electric – Australia and New Zealand. Prior to this, he was CEO, GE Capital – Australia and New Zealand, where he planned and managed GE Capital's entry into Australia and New Zealand.

Douglas C Campbell
BEng, FAICD

Mr Campbell has 30 years experience in the telecommunications industry. He has previously served in a number of Group Managing Director positions including Wholesale & International and Network and Technology. He was appointed Group Managing Director, Telstra Country Wide® in June 2000 and added the position of Group Managing Director, Telstra Technology, to his portfolio in August 2002. He has also been the Deputy Managing Director of Telecom and President of Canadian National Communications. He is a Fellow of the Australian Institute of Company Directors.

Michael Rocca
DipEng, MBA, AICD

Mr Rocca was appointed to the position of Group Managing Director of Telstra's Infrastructure Services in August 2002, responsible for the strategic management of Telstra's service delivery to more than 10 million customers nationwide. Prior to his current assignment Mr Rocca held a range of posts during his 26 year career with Telstra including being managing director of a number of engineering and service organisations within the company.

David Thodey
BA

David Thodey joined Telstra in April 2001 as Group Managing Director of Telstra Mobile. He was appointed to the position of Group Managing Director, Telstra Business and Government in December 2002 and is now responsible for the company's corporate, government, large and small business customers. Before joining Telstra, Mr Thodey was Chief Executive Officer of IBM Australia/New Zealand and previously held several senior executive marketing and sales positions within IBM. Mr Thodey is the Chairman of TelstraClear in New Zealand and is also the Chairman of the IT Skills Hub (incorporating the IT & Telco). He holds a Bachelor of Arts in Anthropology and English from Victoria University in New Zealand. Mr Thodey attended the Kellogg Post-Graduate School General Management Program at Northwestern University in Chicago.

Legal & Office of the Company Secretary provides legal and company secretarial services across Telstra. It is also responsible for corporate security and liaison with law enforcement agencies.

Regulatory, Corporate & Human Relations manages corporate communications and public affairs across Telstra including media relations, employee communications, corporate image and reputation and external relations including Government affairs. It also manages personnel, organisation effectiveness, health and safety, environment, remuneration, training and leadership development programs. In addition, it has responsibility for regulatory positioning and negotiation, including assessment of regulatory decisions and preparation of submissions to industry regulators, as well as facilitation of regulatory compliance through the provision of advice and a regulatory compliance assurance program.

On 8 September 2003, we announced changes to our organisational structure to continue aligning our structure with customer needs and our corporate strategy, together with changes to our executive officers, to take effect from 1 October 2003.

board of directors



Robert C Mansfield
AO, BCom, FCPA
Chairman
Director since November 1999 and Chairman since January 2000

Chairman, CDS Technologies Pty Ltd; Director, Dimension Data Holdings plc, Westfield Management Limited and Westfield America Management Limited; formerly Chief Executive Officer of McDonald's Australia Limited, Wormald International Limited, Optus Communications Limited and John Fairfax Holdings Limited. Age 52.

Number of board meetings held: 9

Number of board meetings attended: 9

Number of shares held
- Direct interest 20,000
- Indirect interest 67,406

Base fee: $107,576
DirectShare: $51,333
Other benefits: $24,000
Total: $176,909

Zygmunt E Switkowski
BSc(Hons), PhD, FAICD
Chief Executive Officer and Managing Director
Chief Executive Officer and Managing Director since March 1999

Dr Switkowski has been Chief Executive Officer of Optus Communications Limited and Chairman and Managing Director of Kodak (Australasia) Pty Limited. He is a Director of REACH Ltd, FOXTEL and the Business Council of Australia. Age 53.

Number of board meetings held: 9

Number of board meetings attended: 9

Number of shares held
- Direct interest 36,520
- Indirect interest 89,330

Incentive plans and personal performance reviews are:
Fixed remuneration $1,354,000
Short term incentive $700,000
Other benefits: $6,333
Deferred remuneration $289,620
Total cash and deferred remuneration: $2,412,971

John T Ralph
AC, FCPA, FTSE, FAICD, FAIM, FAusIMM, Hon LLD (Melbourne & Queensland), DUniv(ACU)
Deputy Chairman
Director and Deputy Chairman since October 1988

Chairman, Commonwealth Bank of Australia and Australian Foundation for Science; Member, Board of Melbourne Business School. Mr Ralph was formerly Chief Executive and Managing Director of CRA Limited and Director of BHP Billiton Limited and BHP Billiton plc. Age 70.

Number of board meetings held: 9

Number of board meetings attended: 9

Number of shares held
- Direct interest 1,000
- Indirect interest 39,106

Base fee: $106,667
DirectShare: $26,667
Other benefits: $6,340
Total: $139,674

John E Fletcher
FCPA
Director since November 2000

Managing Director and Chief Executive Officer of Coles Myer Limited from 10 September 2001. Formerly Chief Executive and Managing Director of Brambles Industries Limited (retired 1 August 2001). Mr Fletcher was employed by Brambles in various management positions for 27 years, including an assignment in Europe. Age 52.

Number of board meetings held: 9

Number of board meetings attended: 9

Number of shares held
- Direct interest nil
- Indirect interest 40,000

Base fee: $55,440
DirectShare: $10,000
Other benefits: $11,100
Total: $77,390

Belinda J Hutchinson
BEc, FCA
Director since November 2001

Director, Energy Australia Limited, TAB Limited, QBE Insurance Group Limited, Crane Group Limited, St Vincent's and Mater Health Sydney Limited and State Library of NSW. Consultant, Macquarie Bank Limited. Ms Hutchinson has a long association with the banking industry. Ms Hutchinson has been associated with the Macquarie Bank since 1993 and was an Executive Director of Macquarie Bank. Ms Hutchinson was previously a Vice President of Citibank Limited. Age 56.

Number of board meetings held: 9

Number of board meetings attended: 9

Number of shares held
- Direct interest 17,131
- Indirect interest 24,980

Base fee: $60,000
DirectShare: $15,949
Other benefits: $11,381
Total: $88,436

Samuel H Chisholm
Director since November 2000

Chairman, FOXTEL (FOXTEL Management Pty Ltd, FOXTEL Cable Television Pty Ltd, Customer Services Pty Ltd) and Chairman of the Macquarie Radio Network. Director, Australian Wool Services Limited and Victor Chang Cardiac Research Institute. Mr Chisholm was the Chief Executive and Managing Director of British Sky Broadcasting and Executive Director of the News Corporation (1990-1997). For 17 years previously he was Chief Executive and Managing Director of the Nine Network Australia Limited. Age 61.

Number of board meetings held: 9

Number of board meetings attended: 7

Fees have been declined by director's choice



Catherine B Livingstone
BA (Hons), FCA, FTSE
Director since November 2000

Chairman, CSIRO and the Australian Business Foundation; Director, Rural Press Limited and the Sydney Institute; Member, Department of Accounting and Finance Advisory Board, Macquarie University. Former Managing Director of Cochlear Limited and Director of Goodman Fielder Ltd until 18 March 2003. Age 47.

Number of board meetings held: 9
Number of board meetings attended: 9
Number of shares held
- Direct interest 10,400
- Indirect interest 12,347

Base fee: $56,221
DirectShare: $15,000
Other benefits: $11,133
Total: $82,354

Anthony J Clark
AM, FCA, FAICD
Director since October 1996

Chartered Accountant; formerly Managing Partner KPMG NSW (1992-1996); Chairman, Maritime Industry Finance Company Limited and Cumnock Coal Limited; Deputy Chairman, Australian Tourist Commission; Director, Amalgamated Holdings Limited Group, Ramsay Health Care Limited and Carlton Investments Limited. Age 64.

Number of board meetings held: 9
Number of board meetings attended: 9
Number of shares held
- Direct interest 10,000
- Indirect interest 58,608

Base fee: $65,252
DirectShare: $17,667
Other benefits: $11,481
Total: $94,400

John W Stocker
AO, MB, BS, BMedSc, PhD, FRACP, FTSE
Director since October 1996

Chairman, Grape and Wine Research and Development Corporation and Sigma Company Limited; Director, Cambridge Antibody Technology Group plc, Circadian Technologies Limited and Nufarm Limited; Principal, Foursight Associates Pty Limited. Formerly Chief Scientist, Commonwealth of Australia. Age 58.

Number of board meetings held: 9
Number of board meetings attended: 9
Number of shares held
- Direct interest 800
- Indirect interest 65,080

Base fee: $55,205
DirectShare: $48,031
Other benefits: $8,340
Total: $112,276

Charles Macek
BEc, MAdmin, FSIA, FAICD, FCPA, FAIM
Director since November 2001

Chairman, Sustainable Investment Research Institute Pty Ltd, Financial Reporting Council (FRC) and Centre for Eye Research Australia Limited; Director, Famoice Technology Pty Ltd and Wesfarmers Limited. Victorian Councillor, Australian Institute of Company Directors. Former roles include 16 years as Founding Managing Director and Chief Investment Officer and subsequently Chairman of County Investment Management Limited. He was also Chairman and Director of IOOF Holdings Ltd. Mr Macek has had a long association with the finance and investment industry. Age 56.

Number of board meetings held: 9
Number of board meetings attended: 8
Number of shares held
- Direct interest nil
- Indirect interest 35,088

Base fee: $65,252
DirectShare: $17,667
Other benefits: $10,696
Total: $93,615

Donald G McGauchie
Director since September 1998

Chairman, Rural Finance Corporation of Victoria and Telstra Country Wide® Advisory Board; Deputy Chairman, Ridley Corporation Limited; Director, Reserve Bank of Australia, National Foods Limited and James Hardie Industries NV. Mr McGauchie has extensive commercial and public policy experience, having previously held several high level advisory positions to Government, including the Prime Minister's Supermarket to Asia Council, the Foreign Affairs Council and the Trade Policy Advisory Council. Mr McGauchie was Chairman of Woolstock Australia Limited from 1989-2002 and President of the National Farmers Federation from 1994-1998. He is a partner in C&E McGauchie – Terrick West Estate. Age 53.

Number of board meetings held: 9
Number of board meetings attended: 9
Number of shares held
- Direct interest nil
- Indirect interest 36,476

Base fee: $49,976
DirectShare: $22,000
Other benefits: $63,338
Total: $135,404

William A Owens
BS Maths, BA, MA, MBA (Hons)
Director since November 2002

Chairman and Chief Executive Officer, Teledesic LLC; Vice Chairman, ICO Global Communications (Holdings) Limited; Director, Polycom Inc, Viasat Inc, Microvision Inc, Symantec Inc, Metal Storm Limited, BAT Limited, Bioage Inc, Cray Inc, Nortel Networks, IDT Inc, WFI Networks Inc and TIBCO Inc. Former roles include President and Chief Operating Officer, Science Applications International Corporation (SAIC); Vice Chairman, US Joint Chiefs of Staff; Deputy Chief, US Naval Operations; Commander, US Sixth Fleet. Mr Owens has had a strong history in corporate management of broadband telecommunications, information technology and internet applications. Age 63.

Number of board meetings held: 8
Number of board meetings attended: 8
Number of shares held
- Direct interest nil
- Indirect interest 7,493

Base fee: $66,000
DirectShare: $24,000
Other benefits: $50,881
Total: $140,881

directors' report

The directors present their report on the consolidated entity (Telstra Group) consisting of Telstra Corporation Limited and the entities it controlled at the end of or during the year ended 30 June 2003.

Principal activity

Telstra's principal activity during the financial year was to provide telecommunications services for domestic and international customers. There has been no significant change in the nature of this activity during the year.

Results of operations

Telstra's net profit for the year was $3,429 million (2002: $3,661 million). This was after:

- deducting income tax expense of $1,534 million (2002: $1,796 million); and
- allowing for net losses attributable to outside equity interests in controlled entities of $35 million (2002: $11 million).

Earnings before interest and income tax expense was $5,723 million, representing a 7.9% decrease from the prior year's result of $6,216 million.

Earnings per share decreased by 6.3% from 28.5 cents per share in fiscal 2002 to 26.6 cents per share in the current year. Year on year results have been impacted by a number of factors as described below.

Review of operations

Profit before income tax expense for fiscal 2003 declined by 9.5% from the prior year to $4,928 million primarily due to the write off of the investment in our 50% owned joint venture REACH Ltd (REACH), amounting to $965 million. The investment was written down due to depressed conditions in the global market for international data and internet capacity, resulting in high levels of excess capacity, intense price competition and lower than expected revenues.

During the year, we continued to develop our full service telecommunications model and focus on cost control. We have seen growth in many areas of the business including mobiles, internet and IP products, advertising and directories and intercarrier services.

Sales revenue increased by $299 million to $20,495 million in fiscal 2003. The increase was mainly due to the inclusion of TelstraClear Limited (TelstraClear) revenue for the full twelve months, contributing $548 million to revenue. TelstraClear was acquired in December 2001 and therefore only seven months of sales revenue was included in fiscal 2002, amounting to $294 million.

Total revenue (excluding interest revenue) increased by $814 million to $21,616 million in fiscal 2003, which included revenue from the sale of assets and investments of $859 million compared with $302 million in the prior year. The sale of assets in fiscal 2003 included revenue from the sale of seven office properties of $570 million.

Operating expenses (before borrowing costs and share of net losses of associates and joint venture entities) increased by $363 million to $14,868 million. The increase was due mainly to:

- the inclusion of TelstraClear expenses of $609 million for a full year, compared with $364 million in the prior year; and
- the carrying value of assets and investments sold during the year of $661 million, compared with $307 million in the prior year.

Net borrowing costs increased by 3.2% to $795 million in fiscal 2003 primarily due to reduced interest received from the PCCW converting note. The original note in fiscal 2002 amounted to US$750 million compared to a US$53 million converting note we now hold as at 30 June 2003.

Income tax expense decreased by 14.6% to $1,534 million in fiscal 2003, giving an effective tax rate of 31.1%. The income tax expense benefited from the introduction of tax consolidation legislation from 1 July 2002. The benefit to income tax expense was $201 million and resulted from the net increase in the tax value of tax depreciable assets.

Our free cash flow increased by 18.9% to $4,565 million as a result of higher proceeds from asset and investment sales and a decrease in capital expenditure. Operating capital expenditure declined by 6.6% to $3,261 million due to tight control of our capital expenditure program. Proceeds from the sale of property, plant and equipment increased by $603 million to $797 million mainly as a result of the sale of seven office properties. Investment expenditure amounted to only $71 million in fiscal 2003, which included the acquisition of the remaining 41.6% of share capital in TelstraClear for $25 million to give us a 100% ownership interest.

Events occurring after the end of the financial year

The directors are not aware of any matter or circumstance that has arisen since the end of the financial year that, in their opinion, has significantly affected or may significantly affect in future years Telstra's operations, the results of those operations or the state of Telstra's affairs other than:

- On 28 August 2003, plans were announced to spend between $800 million and $1,000 million to buy-back a portion of the Telstra Entity's share capital, subject to regulatory approval. The share buy-back will be an off market buy-back and is the first step of a capital management program. The financial effect of the buy-back cannot be reliably estimated as yet;
- On 27 August 2003, we entered into an agreement to sell our 22.6% shareholding in our associated entity IBM Global Services Australia Limited (IBMGSA), subject to regulatory approvals. Revenue from the sale of this investment amounted to $154 million resulting in a profit before income tax expense of $149 million. We also modified a 10 year contract with IBMGSA to provide information technology services. This modification will result in an expense of $130 million being recorded in our fiscal 2004 statement of financial performance and the removal of $1,596 million of expenditure commitments disclosed as at 30 June 2003. In fiscal 2004, the net impact on our profit before income tax expense of this transaction will be $19 million; and
- On 18 July 2003, we sold our 16.4% remaining interest in Commander Communications Limited for $24 million.

The financial effect of the above events after balance date have not been recognised in our statements of financial performance, financial position or cash flows for the year ending 30 June 2003.

Dividends

The directors have declared a final ordinary dividend for the year ended 30 June 2003 of 12 cents per share ($1,544 million) fully franked. The tax rate at which the dividend is franked is 30%. The record date for the final dividend will be 26 September 2003 with payment being made on 31 October 2003.

During fiscal 2003, the following dividends were paid:

Dividend	Date declared	Date paid	Dividend per share	Total dividend
Final ordinary dividend for the year ended 30 June 2002	28 August 2002	28 October 2002	11 cents franked to 100%	$1,415 million
Interim ordinary dividend for the year ended 30 June 2003	27 February 2003	30 April 2003	12 cents franked to 100%	$1,544 million
Interim special dividend for the year ended 30 June 2003	27 February 2003	30 April 2003	3 cents franked to 100%	$386 million

Under current legislation, it is expected that Telstra will be able to fully frank declared ordinary dividends out of fiscal 2004 earnings. However, the directors can give no assurance as to the future level of dividends, if any, or of franking of dividends. This is because our ability to pay dividends depends upon, among other factors, our earnings, Government legislation and our tax position.

Significant changes in the state of affairs

There have been no significant changes in the state of affairs of Telstra during the financial year other than:

- During the first half of fiscal 2003, we wrote off the carrying value of our 50% investment in REACH, amounting to $965 million. This write off reduced the value of our investments accounted for using the equity method;
- On 9 April 2003, we acquired an additional 41.6% interest in TelstraClear, giving us 100% ownership of TelstraClear and its controlled entities; and
- During the year, interest-bearing liabilities decreased by $1,822 million due to the net repayment of borrowings from available cash flow.

Likely developments

The directors believe, on reasonable grounds, that Telstra would be likely to be unreasonably prejudiced if the directors were to provide more information than there is in this report or the financial report about:

- the likely developments in Telstra's operations; or
- the expected results of those operations in the future.

Details about directors and executives

There have been no changes to the directors of Telstra Corporation Limited during the financial year and up to the date of this report.

Information about directors is provided as follows and forms part of this directors' report.

- names of directors and details of their qualifications, experience and special responsibilities are given on pages 28 to 29;
- number of board and committee meetings and attendance by directors at these meetings is provided on page 35;
- details of directors' shareholdings in Telstra are shown on page 35; and
- details of directors' emoluments are given on pages 36 to 37.

Senior executive emoluments

This information is provided on pages 38 to 43 and forms part of this report.

Share options

Telstra's equity based compensation includes performance rights, restricted shares, options and deferred shares. Performance rights, restricted shares, and options have performance hurdles. If the hurdles are not met there is no vesting entitlement to acquire Telstra shares. From 1 July 2002, Telstra suspended its option plan and replaced it with a deferred share plan. Generally, deferred shares will only vest when a specified service period is completed.

Telstra expenses the fair value of all performance rights, restricted shares, share options and deferred shares in the results reported under United States generally accepted accounting principles (USGAAP). Consistent with Australian generally accepted accounting principles (AGAAP), the company only expenses options and employee shares when it is certain that there is an actual cost that will be realised by Telstra. When an International Accounting Standard is issued and adopted as AGAAP, Telstra will apply this standard to the accounting for its option and employee share plans.

Since inception, $285 million has been expensed in the company's USGAAP financial statements in relation to the shares allocated under TESOP97 and TESOP99. Performance rights, restricted shares, options and deferred shares have given rise to a further expense of $78 million in the USGAAP financial statements since inception. In the AGAAP financial statements, an amount of $31 million has been expensed in relation to the performance rights and restricted shares. In fiscal 2003, the company has issued performance rights and deferred shares, with $19 million expensed under USGAAP and $19 million under AGAAP. Refer to note 19 of the financial statements for an explanation of the option and employee share plans and the accounting treatment applied to each plan.

The Telstra Corporation Act 1991 (Cth) prohibits the Commonwealth's shareholding falling below 50.1%. In order to fulfil its obligations under this Act and under any option or share plan, the trustee of the plan must purchase shares on market for cash to the extent of the assessed liability, for which Telstra provides funding to the trustee. Telstra expenses immediately the funding of the purchase of shares to underpin the allocation of performance rights, restricted shares and deferred shares. The purchase of shares to underpin options is accounted for as a receivable in Telstra's balance sheet as funding is provided to the trustee by Telstra.

Directors' and officers' indemnity

Constitution

Our constitution provides for us to indemnify each officer to the maximum extent permitted by law for any liability incurred as an officer provided that:

- the liability is not owed to us or a related body corporate;
- the liability is not for a pecuniary penalty or compensation order made by a Court under the Corporations Act 2001; and
- the liability does not arise out of conduct involving a lack of good faith.

Our constitution also provides for us to indemnify each officer, to the maximum extent permitted by law, for legal costs and expenses incurred in successfully defending civil or criminal proceedings.

If one of our officers or employees is asked by us to be a director or alternate director of a company which is not related to us, our constitution provides for us to indemnify the officer or employee out of our property for any liability he or she incurs. This indemnity only applies if the liability was incurred in the officer's or employee's capacity as a director of that other company. It is also subject to any corporate policy made by our chief executive officer. Our constitution also allows us to indemnify employees and outside officers in some circumstances. The terms "officer", "employee" and "outside officer" are defined in our constitution.

Deeds of indemnity in favour of directors, officers and employees

Telstra has also executed deeds of indemnity in favour of:

- directors (including past directors);
- executive officers (other than directors) and certain employees generally; and
- employees (including executive officers other than directors) involved in the formulation, entering into or carrying out, of a Telstra Sale Scheme (as defined in the Telstra Corporation Act 1991(Cth)).

Each of these deeds provides an indemnity on substantially the same terms as the indemnity provided in the constitution in favour of officers. The indemnity in favour of directors also gives directors a right of access to board papers and requires Telstra to maintain insurance cover for the directors.

The indemnity in favour of employees relating to Telstra Sale Schemes is confined to liabilities incurred as an employee in connection with the formulation, entering into or carrying out, of a Telstra Sale Scheme.

Directors' and officers' insurance

Telstra maintains a directors' and officers' insurance policy that, subject to some exceptions, provides worldwide insurance cover to past, present or future directors, secretaries or executive officers of the Telstra Entity and its subsidiaries. The directors' and officers' insurance policy prohibits disclosure of the premium payable under the policy and the nature of the liabilities insured.

Environmental regulation and performance

Performance in relation to particular and significant environmental legislation

Telstra's operations are subject to some significant environmental regulation under Commonwealth, State and Territory law, particularly with regard to:

- the impact of the rollout of telecommunications infrastructure;
- site contamination; and
- waste management.

Telstra has established procedures to monitor and manage compliance with existing environmental regulations and new regulations as they come into force.

The directors are not aware of any significant breaches of environmental regulation during the financial year.

Legal and regulatory compliance

Telstra is committed to conducting its business in compliance with all of its legal and regulatory obligations. Compliance with these obligations is not just a legal requirement but is integral to Telstra's commitment to its customers, employees, shareholders and the community.

Whilst we have always had in place systems to ensure compliance with our legal and regulatory obligations, we now have a more formal compliance program in place. Under this compliance program each business unit has a plan setting out how they intend to achieve legal and regulatory compliance in their operations through initiatives such as training, dissemination of information and monitoring of compliance outcomes. A Legal and Regulatory Compliance and Risk Report is also prepared for the Audit Committee every quarter.

This report provides the Audit Committee with an oversight of the initiatives being taken to achieve legal and regulatory compliance and with information on the significant legal cases in which Telstra is currently involved.

Tax consolidation

Effective 1 July 2002, for the purposes of income taxation, Telstra Corporation Limited and its Australian resident wholly owned subsidiaries have formed a tax consolidation group. The entities within the tax consolidated group have entered into a tax sharing agreement. The terms of this agreement specify the methods of allocating any tax liability in the event of default by the Telstra Entity on its group payment obligations and the treatment where a subsidiary member exits the group. The tax liability of the group otherwise remains with the Telstra Entity.

Rounding of amounts

The Telstra Entity is a company of the kind referred to in the Australian Securities and Investments Commission class order 98/100, dated 10 July 1998 and issued pursuant to section 341(1) of the Corporations Act 2001. As a result, amounts in this report and the accompanying financial report have been rounded to the nearest million dollars, except where otherwise indicated.

This report is made in accordance with a resolution of the directors.

Robert C Mansfield
Chairman

Ziggy Switkowski
Chief Executive Officer and Managing Director

28 August 2003

directors' report

Directors' profiles

As at 28 August 2003, our directors were as follows:

Name	Age	Position	Year of initial appointment	Year last re-elected[1]
Robert C Mansfield	52	Chairman	1999	2002
John T Ralph	70	Deputy Chairman	1996	2000
Zygmunt E Switkowski[2]	55	Chief Executive Officer, Managing Director	1999	–
Samuel H Chisholm	63	Director	2000	2002
Anthony J Clark	64	Director	1996	2002
John E Fletcher	52	Director	2000	–
Belinda J Hutchinson	50	Director	2001	–
Catherine B Livingstone	47	Director	2000	2002
Charles Macek	56	Director	2001	–
Donald G McGauchie	53	Director	1998	2001
William A Owens	63	Director	2001	–
John W Stocker	58	Director	1996	2001

(1) Other than the chief executive officer, one third of directors are subject to re-election by rotation each year.

(2) On 27 August 2003, the Telstra board of directors re-appointed the chief executive officer, Zygmunt E Switkowski, for a further term until 31 December 2007.

A brief biography for each of the directors as at 28 August 2003 is presented on pages 28 to 29.

Directors' meetings

Each director attended the following meetings and board committees during the year as a member of the board or relevant committee:

	Board		Committees			
Name			Audit		Appointments and Compensation	
	a	b	a	b	a	b
R C Mansfield	9	9	–	–	3	3
J T Ralph	9	9	4	4	3	3
Z E Switkowski[1]	9	9	–	–	2	2
S H Chisholm	9	7	–	–	–	–
A J Clark	9	9	4	4	–	–
J E Fletcher	9	9	–	–	–	–
B J Hutchinson[2]	9	9	2	2	–	–
C B Livingstone[3]	9	9	–	–	–	–
C Macek	9	9	4	4	–	–
D G McGauchie	9	9	–	–	3	3
W A Owens	8	8	–	–	–	–
J W Stocker	9	9	4	4	–	–

Column a: number of meetings held while a member.
Column b: number of meetings attended.

(1) Retired as a member of the Appointments and Compensation Committee on 26 August 2002.
(2) Retired as a member of the Audit Committee on 17 February 2003.
(3) Appointed as a member of the Audit Committee on 2 June 2003.

Directors' shareholdings in Telstra

As at 28 August 2003

	Number of shares held		
Name	Direct Interest	Indirect Interest[1]	Total
R C Mansfield	20,000	67,404	87,404
J T Ralph	1,000	69,104	70,104
Z E Switkowski[2][3]	46,520	89,130	135,650
S H Chisholm	–	–	–
A J Clark	10,000	58,609	68,609
J E Fletcher	–	40,850	40,850
B J Hutchinson	37,111	24,980	62,091
C B Livingstone	10,400	12,147	22,547
C Macek	–	35,568	35,568
D G McGauchie	–	26,476	26,476
W A Owens	–	7,495	7,495
J W Stocker	800	65,080	65,880

(1) Shares in which the director does not have a relevant interest, including shares held by director related entities, are excluded from indirect interests.

(2) Includes:
- 440 shares acquired with an interest free loan and 200 free shares under the terms of the Telstra Employee Share Ownership Plan 1999 (TESOP99);
- 2,000 shares acquired with an interest free loan plus 500 free shares under the terms of the Telstra Employee Share Ownership Plan 1997 (TESOP97) and 200 loyalty shares obtained under the "one for ten loyalty offer" available to all employees who participated in the 1997 public offer; and
- 80 loyalty shares received under the "one for ten loyalty offer" available to all employees who participated in the 1999 public offer.

(3) During fiscal 2003, Dr Switkowski was granted 488,200 performance rights and 249,100 deferred shares under the terms and conditions of the Telstra Growthshare Trust Deed. These performance rights and deferred shares are in addition to the above. Additional details of other equity based instruments held are included on pages 41 and 42 of this report.

directors' report

Emoluments for board members and senior executives

Non-executive directors' remuneration

Telstra directors are remunerated in accordance with the company's constitution which provides for the aggregate limit for directors' fees to be set and varied by approval of a resolution at the annual general meeting of shareholders. The constitution of the company provides that the board shall determine the allocation of fees among the directors within the pool limit. The current pool approved by shareholders is $1,150,000. Directors are required to take at least 20% of their fees in shares which are purchased on market.

Directors receive reimbursement for reasonable travelling, accommodation and other expenses incurred in travelling to or from meetings of the board or committees or when otherwise engaged on the business of the company in accordance with board policy. Telstra also provides directors with telecommunications and other services and equipment to assist directors in performing their duties. From time to time, Telstra also makes products and services available to directors without charge to allow directors to familiarise themselves with the company's products and services and recent technological developments. To the extent the company considers that this provides a personal benefit to a director, this is included in the "other benefits" column in the table below.

Name	Position	Base fee $	DirectShare $	Other benefits[1] $	Total $
Robert C Mansfield	Chairman	197,374	53,333	24,000	274,707
John T Ralph	Deputy Chairman	106,667	26,667	6,340	139,674
Samuel H Chisholm[2]	Director	–	–	–	–
Anthony J Clark	Director	65,252	17,667	11,481	94,400
John E Fletcher	Director	55,440	10,600	11,150	77,190
Belinda J Hutchinson	Director	60,905	15,949	11,582	88,436
Catherine B Livingstone	Director	56,221	15,000	11,133	82,354
Charles Macek	Director	65,252	17,667	10,696	93,615
Donald G McGauchie[3]	Director	49,976	22,000	63,518	135,494
William A Owens[4]	Director	66,000	24,000	50,691	140,691
John W Stocker	Director	55,203	48,531	8,540	112,274

(1) Other benefits include superannuation, the value of the personal use of products and services, and fees for services other than as a director.
(2) Fee declined by director.
(3) Other benefits include $50,000 for chairing the Telstra Country Wide Advisory Board. This fee is for services other than as a director.
(4) Mr Owens, a US based director, received management consultancy fees (paid in US dollars). This fee is for services other than as a director.

DirectShare

As part of the overall remuneration strategy and to encourage a longer term perspective, directors are required to receive a minimum of 20% of their remuneration by way of restricted Telstra shares through the DirectShare Plan. The shares are purchased on market and allocated to the participating director at market price. The shares are held in trust for a period of 5 years unless the participating director ceases earlier with the Telstra Group.

In accordance with the ASX Principles of Good Corporate Governance, directors are restricted from entering into arrangements which effectively operate to limit the economic risk of their security holdings in those shares allocated under the DirectShare Plan during the period the shares are held in trust.

As from 1 January 2003, directors may state a preference to increase their participation in the DirectShare Plan. Where this occurs, Telstra may provide a greater percentage of directors' fees in Telstra shares.

Superannuation

The directors may state a preference to increase the proportion of their fees taken as superannuation. Where this occurs, Telstra may provide a greater percentage of the directors' fees as superannuation contributions subject to normal legislative requirements in order to meet superannuation guarantee and other statutory obligations.

Retirement benefits

In addition to their annual fees, directors also become eligible for retirement benefits on retirement from the board. Directors who have served 9 years or more are entitled to receive a maximum amount equal to their total emoluments in the preceding 3 years. Directors, who have served less than 9 years but more than 2 years, are entitled to receive a pro-rated amount based on the number of months served as a director.

During fiscal 2003, Telstra discontinued this practice for new appointments to the Telstra board. In order to fully represent the current remuneration liabilities to Telstra, the following table displays the estimated retirement benefit each eligible director would receive if they had retired as a director of Telstra as at 30 June 2003.

Name	Position	Increase in year $	Estimated Retirement Benefit as at 30 June 2003 $
Robert C Mansfield	Chairman	99,101	314,484
John T Ralph	Deputy Chairman	69,066	292,839
Samuel H Chisholm[1]	Director	–	–
Anthony J Clark	Director	44,279	175,950
John E Fletcher	Director	66,437	66,437
Belinda J Hutchinson	Director	–	–
Catherine B Livingstone	Director	66,854	66,854
Charles Macek	Director	–	–
Donald G McGauchie	Director	46,209	114,369
William A Owens	Director	–	–
John W Stocker	Director	81,967	208,456

(1) No estimated retirement benefit as an annual fee has been declined by the director.

directors' report

Chief executive officer and senior executive remuneration

Our chief executive officer and senior executive remuneration strategy provides competitive remuneration aimed at:

- aligning managers' rewards with generation of shareholder value;
- supporting business plans and corporate strategies; and
- rewarding superior performance.

The chief executive officer, and senior executives who report to the chief executive officer, participate in a semi-annual performance review process that assesses the individual's performance against set key business accountabilities. Performance against these accountabilities impacts directly on their annual incentive payments and salary movements.

Chief executive officer and senior executive remuneration components

Telstra's senior executive remuneration strategy adopts a total remuneration approach which includes the senior executives' fixed remuneration and their "at target" short term incentive. Additionally, there are medium and long term remuneration elements to ensure ongoing individual performance is aligned to performance metrics that drive shareholder value.

Total cash remuneration for the senior executive team consists of fixed cash remuneration and short term variable cash components as follows:

Fixed cash remuneration

Fixed cash remuneration is made up of salary, company superannuation contributions and benefits, including fringe benefits tax.

Short-term cash incentive

The Manager Incentive Plan (MIP) rewards the senior executive team for meeting, or exceeding, specific key annual business objectives linked to the annual business plan, at the corporate, business unit and individual level. The actual incentive for fiscal 2003 for members of this team range between 18.5% and 32.6% of their total cash remuneration depending on the senior executive's performance and accountabilities. These incentive payments represent a range of 52.7% to 93.4% of the targeted incentive payment. Measures and targeted achievement levels are reviewed each year to reflect changes in the business.

For fiscal 2003, the target achievement of the company performance measures were designed to contribute 50% of the incentive payment, target achievement of the business unit performance measures were designed to contribute 20% of the incentive, and fully satisfactory performance of individual performance results would contribute 30% of the plan. The measures include financial, customer service, employee opinion and individual measures that support our key business objectives.

The company and business unit measures for the fiscal 2003 MIP, contain minimum threshold targets for each individual measure which must be achieved before any payment is made. Similarly, significant stretch targets for each measure are included which, if achieved, return increased outcomes for senior executives. Each measure is capped, which limits the payment to double the target incentive payment.

The chief executive officer's short term incentive payment is approved by the Telstra board based on total company performance metrics and the achievement of individual performance objectives. The actual MIP payment for the chief executive officer for fiscal 2003 is 35.6% of his total cash remuneration (the calculation of the MIP payment does not include the values of deferred remuneration and long term incentives).

Deferred remuneration

During fiscal 2003, Telstra introduced a Deferred Remuneration Plan where the chief executive officer and senior executives are provided part of their annual fixed remuneration in the form of rights to Telstra shares through the Telstra Growthshare Trust. The Deferred Remuneration Plan supports Telstra's operational and strategic plans through linking an element of the chief executive officer and senior executives' remuneration with sustained improvements in shareholder value.

A deferred share is a right to acquire a share in Telstra, subject to satisfying certain employment requirements. As deferred shares are allocated as annual fixed remuneration, they have no performance hurdle. In broad terms, if the chief executive officer or senior executive continues to be employed on the 3rd anniversary of the effective allocation date, the deferred shares will vest. The chief executive officer and senior executives may exercise their vested deferred shares at the nominal exercise price of $1 for all the deferred shares exercised on a particular day, irrespective of the number of deferred shares exercised.

Upon resignation by the chief executive officer or a senior executive, all deferred shares which have not vested to them will lapse. If the chief executive officer or a senior executive retires, the deferred shares may be vested. Where the chief executive officer or a senior executive ceases employment for any other reason, the number of the deferred shares that may vest may be adjusted taking into account the reduced period of service.

Long term incentive

The chief executive officer and senior executives participate in the long-term incentive plan based on equity administered through the Telstra Growthshare Trust. The allocation for September 2002 and March 2003 was in the form of performance rights (allocations of options under the equity plan have been suspended with the last allocation in fiscal 2002). The right to exercise those performance rights vests when a specified performance hurdle is achieved.

For fiscal 2003, the performance hurdle to achieve 50% of the vesting entitlement of performance rights is that the Telstra 30 day average total shareholder return (TSR) must exceed the 50th percentile of the 30 day average TSR performance of the companies comprising the ASX 200 industrials ("peer group") at allocation date between the third and fifth anniversary of allocation.

Performance rights vest on a performance scale. In order to achieve 100% of the vesting entitlement of performance rights, the TSR must exceed the 75th percentile of the peer group in the first quarter of the performance period or at least the 50th percentile in quarter 1 and obtaining the 75th percentile in any of the remaining seven quarters. If the 50th percentile is not achieved in quarter 1, no vesting above the 50% allocation is available.

Offers to participate in the Deferred Remuneration Plan and the Long Term Incentive Plan are made to senior executives at the discretion of the board. For fiscal 2003, 43% of the chief executive officer's total reward and 34% of the senior managers' potential total reward was delivered through these plans.

As Telstra is not able to issue new equity, Telstra Growthshare purchases shares on market in accordance with the allocation of performance rights and deferred shares and forward liabilities for all allocations, past and present.

Telstra funds the proportion of shares that are purchased to underpin the allocation of performance rights and deferred shares and treats these funds as an expense by the company. Cumulatively, over a five year period, the total number of shares and options over shares provided through Telstra Growthshare is not expected to exceed 1% of shares on issue.

In previous equity plans where options have been issued, Telstra provides a loan to the Telstra Growthshare Trust to fund the purchase of shares to underpin the options which were allocated. This loan is treated as a receivable in the Telstra statement of financial position. The Telstra Growthshare Trust pays interest to Telstra on the loan balance and may repay capital from time to time. If options are exercised, the senior executive pays the original exercise price to the Telstra Growthshare Trust and the loan is repaid. As a result there is no direct cash expense incurred by Telstra in relation to the options.

Telstra employee share ownership plans

All employees, including our senior managers who were classed as "eligible employees" at 20 September 1997 and again on 27 August 1999, were eligible to participate in the Telstra Employee Share Ownership Plans, TESOP97 and TESOP99. The terms and conditions of participation in these plans for senior managers were the same as for all other employees.

Telstra OwnShare

To facilitate increasing employee shareholding in Telstra, Telstra operates a restricted share plan (Telstra OwnShare) through which employees may state a preference to take part of their remuneration as Telstra shares. The shares are purchased on market, allocated at market value and held in trust for either a three or five year period (unless the employee leaves the Telstra Group earlier).

Senior executive emoluments

The Australian Corporations Act 2001 requires disclosure of the details of the nature and amount of each element of the emolument of each director and each of the five executives of the company receiving the highest emoluments. The information for the chief executive officer, who is also a director, and the five other officers, currently employed, who received the highest emoluments during fiscal 2003, is provided in the following table:

Remuneration of chief executive officer and the five highest paid executives

Name & position	Fixed remuneration[1][5] $	Short term incentive[2] $	Cash value of other benefits[3] $	Total cash payment $	Deferred remuneration[4] $	Total cash & deferred remuneration $
Zygmunt Switkowski Director and Chief Executive Officer	1,354,500	750,000	8,551	2,113,051	299,920	2,412,971
David Moffatt Group Managing Director, Finance & Administration	948,750	371,000	400,000	1,719,750	91,866	1,811,616
Ted Pretty Group Managing Director, Telstra Consumer & Marketing	1,000,000	291,000	221,583	1,512,583	95,117	1,607,700
Douglas Campbell Group Managing Director, Telstra Country Wide & Telstra Technology	823,500	426,000	2,123	1,251,623	80,549	1,332,172
Bruce Akhurst Group Managing Director, Telstra Wholesale, Broadband & Media	823,500	356,000	835	1,180,335	80,549	1,260,884
David Thodey Group Managing Director, Telstra Business & Government	723,500	212,000	1,806	937,306	71,037	1,008,343

(1) Fixed remuneration is the sum of salary, benefits, and all superannuation contributions and fringe benefits tax.

(2) Short term incentive relates to performance for the year ended 30 June 2003 and is based on actual performance for Telstra and the individual.

(3) Includes the benefit of interest free loans under TESOP97 and TESOP99, the value of the personal use of products and services related to Telstra employment as well as special contractual payments.

(4) The value of deferred remuneration relates to the number of Telstra shares issued under the Deferred Remuneration Plan through Telstra Growthshare. The remuneration value is calculated by applying valuation simulation methodologies consistent with assumptions that apply under the binomial and modified Black-Scholes methods. The value of the instruments is then amortised over the relevant vesting period. The value included in remuneration relates to the current year amortised value of the instruments that are yet to vest. For further detail on the assumptions used in our valuation methodologies, refer to note 19 of our 2003 Financial Report.

(5) Where Telstra terminates the chief executive officer's or a senior executive's employment prior to the expiration of their employment contract, for reasons other than misconduct, they are entitled to 6 months notice or payment in lieu and an amount equal to 12 months pay. Both elements are calculated on fixed remuneration at time of termination.

Senior executives – remuneration values of all equity based instruments outstanding

Chief executive officer and the five highest paid executives – remuneration values of Long Term Incentive equity based instruments

Name	Number of Long Term Incentive Performance Rights allocated during fiscal 2003 [1]	Amortisation of Long Term Incentive equity based instruments [2] 2003 $	2002 $
Z. Switkowski	498,200	1,356,276	973,457
T. Pretty	158,000	599,396	194,412
D. Moffatt	152,600	672,918	577,032
D. Campbell	133,800	580,374	451,248
B. Akhurst	133,800	556,752	427,626
D. Thodey	118,000	357,516	119,053

(1) September 2002 Growthshare allocations of performance rights. The number of performance rights allocated has been determined based on the market price of a Telstra share at the date of allocation. The price at this date was $4.87. In determining the fair value of each performance right to be included in remuneration, a simulation methodology consistent with assumptions that apply under the binomial and modified Black-Scholes methods was used. This returned a fair value of $2.94 per performance right. The number of performance rights disclosed represent the number of instruments that have been allocated and may potentially vest if the relevant performance hurdle is achieved.

(2) The value of equity based instruments relate to options, restricted shares, and performance rights issued since the commencement of the long-term incentive plan. The value of each instrument is determined by applying option valuation simulation methodologies consistent with assumptions that apply under the binomial and modified Black-Scholes methods. The value of the instruments is then amortised over the relevant vesting period. The value included in remuneration relates to the current year amortised value of the instruments that are yet to vest. The valuations used in determining the component of remuneration derived from the issue of equity based instruments has differed from the values disclosed in prior fiscal periods. The valuations used in the current year disclosures are based on the same underlying assumptions as the prior year apart from the exclusion of adjustments for the possible non-retention of staff and the effect of non-transferability of the instruments. For further detail on the assumptions used in our valuation methodologies, refer to note 19 of our 2003 Financial Report.

Chief executive officer and the 5 highest paid executives – all equity based instruments outstanding

	Telstra Growthshare		
	Long Term Incentive Plans		Deferred Remuneration Plans
Name & position	Performance rights/ restricted shares	Options	Deferred shares
Zygmunt Switkowski Director and Chief Executive Officer	50,000 96,000 258,000 498,200	300,000 464,000 2,692,000	249,100
Ted Pretty Group Managing Director, Telstra Consumer & Marketing	21,000 136,000 158,000	120,000 1,602,000	79,000
David Moffatt Group Managing Director, Finance & Administration	40,000 142,000 152,600	150,000 1,480,000	76,390
David Thodey Group Managing Director Telstra Business & Government	102,000 118,000	1,068,000	59,000
Douglas Campbell Group Managing Director, Telstra Country Wide & Telstra Technology	26,000 42,000 118,000 133,800	160,000 203,000 1,234,000	66,900
Bruce Akhurst Group Managing Director, Telstra Wholesale, Broadband & Media	21,000 39,000 118,000 133,800	120,000 188,000 1,234,000	66,900

directors' report

Details of current equity holdings of all managers under Telstra Growthshare

	Total options/ performance rights/ deferred shares allocated (1)(2)(3)(4)	Eligible participating managers	Exercise price $	Expiry date	Allocation date	Market price at allocation date $
Options	1,533,722	21	8.02	13 Sept 2009	13 Sept 1999	8.02
	3,370,660	96	6.28	8 Sept 2010	8 Sept 2000	6.28
	150,000	1	6.55	16 Mar 2011	16 Mar 2001	6.55
	37,416,945	147	4.90	6 Sept 2011	6 Sept 2001	4.90
	1,854,000	3	5.63	14 Mar 2012	14 Mar 2002	5.63
Restricted shares	260,278	21	n/a	13 Sept 2004	13 Sept 1999	8.02
	697,960	96	n/a	8 Sept 2005	8 Sept 2000	6.28
	40,000	1	n/a	16 Mar 2006	16 Mar 2001	6.55
Performance Rights	3,098,155	147	n/a	6 Dec 2006	6 Sept 2001	4.90
	149,000	3	n/a	14 Jun 2007	14 Mar 2002	5.63
	4,034,226	166	n/a	5 Dec 2007	5 Sept 2002	4.87
	44,200	4	n/a	7 Jun 2008	7 Mar 2003	4.11
Deferred Shares	2,022,498	166	n/a	5 Sept 2007	5 Sept 2002	4.87
	22,100	4	n/a	7 Mar 2008	7 Mar 2003	4.11

(1) For allocations prior to September 2001, an option or restricted share represents a right to own a share in Telstra. Generally, options or restricted shares may only be converted to Telstra shares if a performance hurdle is satisfied in the performance period and in the case of options, a payment of the exercise price is made. The performance hurdle for options and restricted shares allocated prior to September 2001 is that the 30 day average Telstra Accumulation Index must exceed the 30 day average S&P/ASX 200 Industrials Accumulation Index (replacing the superseded All Industrials Accumulation Index) any time during the stated performance period - that is, between the third and fifth anniversary of allocation. If the performance hurdle is satisfied in the performance period, options may be exercised at any time before the tenth anniversary of allocation; otherwise they will lapse. If the performance hurdle is satisfied in the performance period, restricted shares may be exercised at any time before the fifth anniversary of allocation; otherwise they will lapse. The market value was calculated as the weighted average price at which Telstra's ordinary shares were traded on the ASX during the 5 days prior to and including the allocation date.

(2) September 1999 Growthshare allocations of options and restricted shares. The number of restricted shares allocated has been determined based on the market price of a Telstra share at the date of allocation. The price at this date was $8.02, which is also the exercise price of an option applicable to this allocation. In determining the fair value of each option and restricted share to be included in remuneration, a simulation methodology consistent with assumptions that apply under the binomial and modified Black-Scholes methods was used. This returned a fair value of $1.38 per option and $5.74 per restricted share. The number of restricted shares and options disclosed represent the number of instruments that have been allocated and may potentially vest if the relevant performance hurdle is achieved.

(3) September 2000 Growthshare allocations of options and restricted shares. The number of restricted shares allocated has been determined based on the market price of a Telstra share at the date of allocation. The price at this date was $6.28 which is also the exercise price of an option applicable to this allocation. In determining the fair value of each option and restricted share to be included in remuneration, a simulation methodology consistent with assumptions that apply under the binomial and modified Black-Scholes methods was used. This returned a fair value of $1.59 per option and $3.62 per restricted share. The number of restricted shares and options disclosed represent the number of instruments that have been allocated and may potentially vest if the relevant performance hurdle is achieved.

(4) March 2001 Growthshare allocations of options and restricted shares. The number of restricted shares allocated has been determined based on the market price of a Telstra share at the date of allocation. The price at this date was $6.55 which is also the exercise price of an option applicable to this allocation. In determining the fair value of each option and restricted share to be included in remuneration, a simulation methodology consistent with assumptions that apply under the binomial and modified Black-Scholes methods was used. This returned a fair value of $1.53 per option and $3.77 per restricted share. The number of restricted shares and options disclosed represent the number of instruments that have been allocated and may potentially vest if the relevant performance hurdle is achieved.

(5) For allocations after fiscal 2001, an option or performance right represents a right to own a share in Telstra. Generally, options or performance rights may only be converted to Telstra shares if a performance hurdle is satisfied in the performance period and, in the case of options, a payment of the exercise price is made. The performance hurdle for options and performance rights allocated in fiscal 2002 is that the Telstra 30 day average total shareholder return (TSR) must exceed the 50th percentile of the 30 day average TSR performance of the companies comprising the ASX 200 Industrials ("Peer Group") at allocation date between the third and fifth anniversary of allocation. Options and performance rights vest on a performance scale. If the 50th percentile ranking is achieved 50% of the allocation will vest. If at least the 50th percentile ranking is achieved in the first quarter of the performance window, additional options and performance rights may vest on a sliding scale where a higher ranking is achieved up to 75th percentile ranking. The full allocation (ie. 100%) will vest if the 75th percentile ranking is achieved. If the 50th percentile ranking is not achieved in the first quarter of the performance period, half of the maximum allocation will have a $nil value and will lapse. If the performance hurdle is satisfied in the performance period, options may be exercised at any time before the tenth anniversary of allocation, otherwise they will lapse. If the performance hurdle is satisfied in the performance period, performance rights may be exercised at any time before the fifth anniversary plus 90 days of allocation, otherwise they will lapse. The market value was calculated as the weighted average price at which Telstra's ordinary shares were traded on the ASX during the 5 days prior to and including the allocation date.

(6) September 2001 Growthshare allocations of options and performance rights. The number of options and performance rights allocated has been determined based on the market price of a Telstra share at the date of allocation. The price at this date was $4.90 which is also the exercise price of an option applicable to this allocation. In determining the fair value of each option and performance right to be included in remuneration, a simulation methodology consistent with assumptions that apply under the binomial and modified Black-Scholes methods was used. This returned a fair value of $1.11 per option and $2.86 per performance right. The number of performance rights and options disclosed represent the number of instruments that have been allocated and may potentially vest if the relevant performance hurdle is achieved.

(7) March 2002 Growthshare allocations of options and performance rights. The number of options and performance rights allocated has been determined based on the market price of a Telstra share at the date of allocation. The price at this date was $5.63 which is also the exercise price of an option applicable to this allocation. In determining the fair value of each option and performance right to be included in remuneration, a simulation methodology consistent with assumptions that apply under the binomial and modified Black-Scholes methods was used. This returned a fair value of $1.19 per option and $3.08 per performance right. The number of performance rights and options disclosed represent the number of instruments that have been allocated and may potentially vest if the relevant performance hurdle is achieved.

(8) September 2002 Growthshare allocations of performance rights and deferred remuneration. The number of performance rights and deferred shares allocated has been determined based on the market price of a Telstra share at the date of allocation. The price at this date was $4.87. In determining the fair value of each performance right and deferred share to be included in remuneration, a simulation methodology consistent with assumptions that apply under the binomial and modified Black-Scholes methods was used. This returned a fair value of $2.99 per performance right and $4.41 per deferred share. The number of performance rights and deferred shares disclosed represent the number of instruments that have been allocated and for performance rights, the number of instruments which may potentially vest if the relevant performance hurdle is achieved.

concise financial report

statement of financial performance for the year ended 30 June 2003		Telstra Group Year ended 30 June	
	Note	2003 $m	2002 $m
Ordinary activities			
Revenue			
Sales revenue		20,495	20,196
Other revenue (excluding interest revenue)	4	1,121	606
		21,616	20,802
Expenses			
Labour		3,204	3,240
Goods and services purchased		3,615	3,933
Other expenses	4	4,602	4,065
		11,421	11,238
Share of net losses of associates and joint venture entities	4	1,025	81
		12,446	11,319
Earnings before interest, income tax expense, depreciation and amortisation (EBITDA)	3	9,170	9,483
Depreciation and amortisation		3,447	3,267
Earnings before interest and income tax expense (EBIT)	3	5,723	6,216
Interest revenue		84	126
Borrowing costs		879	896
Net borrowing costs		795	770
Profit before income tax expense		4,928	5,446
Income tax expense	4	1,534	1,796
Net profit		3,394	3,650
Outside equity interests in net loss		35	11
Net profit available to Telstra Entity shareholders		3,429	3,661
Other valuation adjustments to equity			
Net exchange differences on conversion of non-Australian controlled entities' financial statements		(161)	(87)
Reserves recognised on equity accounting our interest in joint ventures and associates		(18)	41
Fair value reserve recognised on acquisition of controlling interest in joint venture entity		–	54
Adjustment to opening retained profits due to a change in an accounting standard	1	1,415	–
Valuation adjustments available to Telstra Entity shareholders and recognised directly in equity		1,236	8
Total changes in equity other than those resulting from transactions with Telstra Entity shareholders as owners		4,665	3,669
		¢	¢
Basic and diluted earnings per share (cents per share)		26.6	28.5
Total ordinary dividends per share (cents per share)	3, 5	27.0	22.0

The above statement of financial performance should be read in conjunction with the accompanying notes and discussion and analysis. The financial statements and specific disclosures have been derived from the financial report contained in the "Annual Report 2003". This concise financial report cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of Telstra as the financial report. Further financial information can be obtained from the "Annual Report 2003" which is available, free of charge, upon request to Telstra.

discussion and analysis

statement of financial performance

Our net profit after outside equity interests for the year was $3,429 million, representing a decrease of 6.3% on the prior year's net profit of $3,661 million. The decrease in net profit was largely attributable to the write off of the investment in our 50% owned joint venture, REACH Ltd (REACH) of $965 million in the first half of this fiscal year.

Earnings before interest and income tax expense (EBIT) was $5,773 million (2002: $6,216 million).

Total revenue (including interest revenue) for the year increased 3.7% to $21,700 million (2002: $20,928 million) which included revenue of $570 million from the sale of seven office properties. Sales revenue was $20,495 million, representing a 1.5% increase on the prior year of $20,196 million. This increase was attributable to the inclusion of TelstraClear revenue for a full twelve months in fiscal 2003, whereas only 7 months were included in fiscal 2002.

Our full service telecommunications model is in place and is working well with the majority of our Australian service lines showing revenue growth. Basic access revenue increased, but was offset by decreases in local call, international direct and national long distance revenues due to price rebalancing initiatives. Mobile handset and fixed to mobile call revenue increased, largely due to continued growth in the number of mobiles in the Australian market. Internet and IP solution revenue experienced significant growth due to increased numbers of broadband and IP customers in a highly competitive market. Sensis directory services also showed improvement due to new print features and online initiatives.

Offsetting this growth was a decrease in ISDN and inbound calling products. ISDN revenue was down due to the migration of customers to other lower yield products while inbound calling products reflected the negative impact of increased competition resulting from Inbound Number Portability. Our various overseas entities also showed decreases in revenue, particularly Hong Kong CSL, as a result of the market conditions in the region. Overall, these decreases, particularly the overseas contribution, balanced the increases achieved in the Australian market resulting in a moderate increase in total sales revenue.

Other revenue increased by $515 million to $1,121 million, primarily due to the sale of assets and investments, which included the sale of seven office properties.

We continued to focus on cost control in fiscal 2003. Overall expenses increased by 8.3% to $16,772 million from $15,482 million in the prior year. A significant portion of this increase was attributable to the $965 million write off of the investment in our 50% owned joint venture, REACH. The cost of asset and investment sales and the inclusion of TelstraClear expenses for a full twelve months in fiscal 2003 also contributed to the overall increase in expenses.

Labour expenses were in line with the prior year at $3,204 million (2002: $3,240 million). Goods and services purchased decreased by 8.1% to $3,615 million in fiscal 2003 (2002: $3,933 million) due to a reduction in handset subsidies and lower network payments. Depreciation and amortisation expense increased by 5.5% to $3,447 million (2002: $3,267 million) due mainly to the growth in communications plant and software development asset additions. Other expenses increased by 13.2% to $4,602 million (2002: $4,065 million) in fiscal 2003 due mainly to the inclusion of the net book value of the seven office properties sold during the year.

The effective tax rate for fiscal 2003 was 31.1% compared with a rate of 33.0% in the prior year. In fiscal 2003, we benefited from a once-off adjustment of $201 million as a result of entering tax consolidations from 1 July 2002.

investor returns and other key ratios

Our earnings per share decreased to 26.6 cents per share in fiscal 2003 from 28.5 cents per share in the prior year. The reduction in earnings per share reflects the impact of lower net profit.

The directors have declared a final fully franked ordinary dividend of 12 cents per share ($1,544 million), bringing dividends per share for fiscal 2003 to 27 cents per share ($3,474 million). Total dividends in fiscal 2003 include our interim ordinary dividend of 12 cents per share and a special interim ordinary dividend of 3 cents per share. This represents an increase of 22.7% or 5 cents per share from fiscal 2002.

Other relevant measures of return to investors include the following:

- Return on average assets – 2003: 16.3% (2002: 17.5%)
- Return on average equity – 2003: 23.2% (2002: 26.8%)
- Earnings before interest, income tax expense, depreciation and amortisation (EBITDA) – 2003: $9,170 million (2002: $9,483 million)

Return on average assets is lower in fiscal 2003 primarily due to a reduction in EBIT reflecting the write off of the investment in REACH.

Return on average equity is lower in fiscal 2003 due to a reduction in EBIT reflecting the write off of the investment in REACH and a change in accounting policy on the timing of recognition of the final ordinary dividend in our financial report. Refer to discussion and analysis on statement of financial position for further information.

concise financial report continued

statement of financial position as at 30 June 2003	Telstra Group As at 30 June	
	2003 $m	2002 $m
Current assets		
Cash assets	1,300	1,070
Receivables	3,619	4,063
Inventories	260	204
Other assets	578	1,038
Total current assets	5,757	6,375
Non current assets		
Receivables	877	1,005
Inventories	14	20
Investments – accounted for using the equity method	159	1,197
Investments – other	96	105
Property, plant and equipment	23,012	23,421
Future income tax benefit	–	132
Intangibles – goodwill	2,018	2,063
Intangibles – other	1,146	1,358
Other assets	2,520	2,543
Total non current assets	29,842	31,844
Total assets	35,599	38,219
Current liabilities		
Payables	2,525	2,762
Interest-bearing liabilities	1,323	1,896
Income tax payable	660	632
Provisions	353	1,903
Revenue received in advance	973	1,037
Total current liabilities	5,834	8,230
Non current liabilities		
Payables	51	129
Interest-bearing liabilities	11,132	12,481
Provision for deferred income tax	1,814	1,987
Provisions	814	848
Revenue received in advance	432	438
Total non current liabilities	14,343	15,883
Total liabilities	20,177	24,113
Net assets	15,422	14,106
Shareholders' equity		
Telstra Entity		
Contributed equity	6,433	6,433
Reserves	(150)	14
Retained profits	9,137	7,661
Shareholders' equity available to Telstra Entity shareholders	15,420	14,108
Outside equity interests		
Contributed equity	1	212
Reserves	–	34
Retained profits/(accumulated losses)	1	(248)
Total outside equity interests	2	(2)
Total shareholders' equity	15,422	14,106

The above statement of financial position should be read in conjunction with the accompanying notes and discussion and analysis. The financial statements and specific disclosures have been derived from the financial report contained in the 'Annual Report 2003'. This concise financial report cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of Telstra as the financial report. Further financial information can be obtained from the 'Annual Report 2003' which is available, free of charge, upon request to Telstra.

discussion and analysis

statement of financial position

We continued to maintain a strong financial position with net assets of $15,422 million.

Our net assets increased by $1,316 million, comprising a decrease in our total assets of $2,620 million and a decrease in total liabilities of $3,936 million.

The decrease in total assets of $2,620 million was primarily due to the following movements during the year:

- Current other assets decreased due to the sale of $434 million worth of land and buildings held for resale at 30 June 2002. In fiscal 2003, we entered into an agreement to sell and lease back the seven office properties;
- Non current receivables decreased mainly due to a reduction in our hedge receivable of $349 million, arising from exchange rate fluctuations. This was offset by a capacity prepayment entered into with our 50% owned joint venture entity, REACH Ltd (REACH). Our prepayment amounted to $238 million (US$143 million) and was funded by the partial redemption of our converting note in PCCW Limited (PCCW);
- Our investments accounted for, using the equity method, decreased due mainly to the write off of our investment in REACH, amounting to $965 million. This write off occurred due to the depressed conditions in the global market for international data and internet capacity, resulting in high levels of excess capacity, intense price competition and lower than expected revenues;
- Our property, plant and equipment decreased by $409 million due mainly to depreciation and amortisation charges and lower additions as a result of following tight control of our capital expenditure program; and
- Our future income tax benefits decreased by $132 million to $nil in fiscal 2003. As at 1 July 2002, the Telstra Entity elected to form a tax consolidated group. The future income tax benefits at formation of the tax consolidated group was recorded against the provision for deferred income tax.

The decrease in total liabilities of $3,936 million was primarily due to the following movements during the year:

- Current provisions decreased due to the change in the accounting for the final ordinary dividend. As the final ordinary dividend was not declared, determined or publicly recommended as at 30 June 2003, no provision has been raised in the statement of financial position. There has been no change in the timing of the dividends declared by the directors. The final ordinary dividend is now reported as an event after balance date and a provision is raised as at the date of declaration; and
- Current and non current interest bearing liabilities decreased by a combined $1,822 million, predominantly due to the repayment of our bank loans during fiscal 2003 from the free cash flow generated.

The increased dividends for the year and repayment of bank loans was as a result of the group maintaining a strong free cash flow position. We have gained cash through the sale of properties, continued strong company operating activities and through careful capital and cash management, resulting in a sustainable reduction in capital expenditure.

statement of cash flows

We continued to generate strong cash flow from operating activities of $7,057 million (2002: $7,098 million). This position has resulted from continued tight control of expenditure and improved working capital management, partially offset by higher interest and tax payments.

Cash used in investing activities was $2,492 million, representing a decrease of $766 million from the prior year. The decrease is attributable to the continued tight control over our capital expenditure program in the current year, which reflected a decline in operating capital expenditure of 6.6% to $3,263 million (2002: $3,491 million). In addition, an increase of $603 million in our proceeds from property, plant and equipment was due mainly to the sale of a portfolio of seven office properties for $570 million.

Total cash flow before financing activities (free cash flow) increased to $4,565 million (2002: $3,840 million).

Our cash used in financing activities was $4,317 million (2002: $3,817 million) after dividend payments of $3,345 million (2002: $2,831 million) and net repayment of borrowings of $983 million (2002: $1,008 million).

concise financial report continued

statement of cash flows for the year ended 30 June 2003	Telstra Group Year ended 30 June	
	2003 $m	2002 $m
Cash flows from operating activities		
Receipts from trade and other receivables (inclusive of goods and services tax (GST))	22,511	22,291
Payments of accounts payable and to employees (inclusive of GST)	(11,920)	(11,837)
Interest received	70	52
Borrowing costs paid	(999)	(897)
Dividends received	7	10
Income taxes paid	(1,536)	(1,503)
GST remitted to the Australian Taxation Office (ATO)	(1,076)	(1,018)
Net cash provided by operating activities	7,057	7,098
Cash flows from investing activities		
Payments for:		
– property, plant and equipment	(2,704)	(2,958)
– internal use software assets	(555)	(527)
– patents, trademarks and licences	(2)	–
– deferred expenditure	–	(6)
Capital expenditure (before investments)	(3,261)	(3,491)
– shares in controlled entities	(25)	(50)
– investment in joint venture and associated entities	(45)	(107)
– shares in listed securities and other investments	(1)	(14)
Investment expenditure	(71)	(171)
Total capital expenditure	(3,332)	(3,662)
Proceeds from:		
– sale of property, plant and equipment	797	194
– sale of patents, trademarks and licences	–	1
– sale of shares in controlled entities	12	–
– sale of joint venture entities and operations	3	–
– sale of associated entities	17	–
– sale of listed securities and other investments	7	176
– sale of business	4	33
Net cash used in investing activities	(2,492)	(3,258)
Cash flows from financing activities		
Proceeds from:		
– borrowings	5,914	13,487
– Telstra bonds	–	987
Repayment of:		
– borrowings	(6,315)	(15,441)
– Telstra bonds	(582)	(41)
– finance leases principal amount	(22)	(18)
Employee share loans (net)	33	40
Dividends paid	(3,345)	(2,831)
Net cash used in financing activities	(4,317)	(3,817)
Net increase in cash	248	23
Foreign currency conversion	(18)	(20)
Cash at the beginning of the year	1,070	1,067
Cash at the end of the year	1,300	1,070

The above statement of cash flows should be read in conjunction with the accompanying notes and discussion and analysis. The financial statements and specific disclosures have been derived from the financial report contained in the "Annual Report 2003". This concise financial report cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of Telstra as the financial report. Further financial information can be obtained from the "Annual Report 2003" which is available, free of charge, upon request to Telstra.

notes to the concise financial statements

1. Accounting policies

Basis of preparation of the concise financial report

The principal accounting policies adopted in preparing the concise financial report of Telstra Corporation Limited (referred to as the Telstra Entity) are included in the financial report which forms part of the detailed "Annual Report 2003".

This concise financial report has been prepared in accordance with the Corporations Act 2001 and AASB 1039: "Concise Financial Reports" and is derived from the detailed "Annual Report 2003".

These accounting policies are consistent with those adopted in previous periods, apart from the following changes during fiscal 2003:

Provision for dividends

In previous financial years, our accounting policy was to provide for dividends in the statement of financial position when that dividend was declared after reporting date but before the completion of the financial report. Due to the first time application of accounting standard AASB 1044: "Provisions, Contingent Liabilities and Contingent Assets", a provision can no longer be raised at balance date if the dividend is declared after that date.

As a result, we have changed our accounting policy to reflect this position and we now provide for a dividend in the period in which it is declared. When the declaration date is after balance date but before completion of the financial report, we disclose the dividend as an event occurring after balance date.

The transitional provisions of this standard require a write-back of the provision raised as at 30 June 2002 to opening retained profits in the current financial year. The effect of the revised policy has been to increase consolidated retained profits and decrease provisions at the beginning of the year by $1,415 million. No adjustment has been made to the prior year statement of financial performance, statement of financial position or cash flows.

Cross currency swaps

In accordance with AASB 1012: "Foreign Currency Translation" we revalue the principal of our cross currency swaps to take into account movements in foreign currency. As these cross currency swaps are designated as hedges, we had previously included the swap balances with the underlying borrowings in the statement of financial position.

To give affect to a change in AASB 1012 in relation to the disclosure of our financial instruments, we have now separated these foreign currency swaps and recorded them as separate financial assets and liabilities.

This reflects the fact that the swap contracts, although specifically hedging our borrowings, are made with different counterparties and as such are separate financial assets and liabilities in their own right.

On a similar basis, we have reviewed the treatment of our interest rate swaps to ensure that interest receivable and payable are set off only where our dealings are with the same counterparty and we have a legally recognised right to do so. Adjustments required for our interest rate swaps have not had a significant effect on our statement of financial position.

To appropriately assess our price risk from foreign currency borrowings, hedge receivables and hedge payables arising from cross currency swaps and accruals arising from interest rate swaps should continue to be viewed in the context of movements in the underlying borrowings being hedged.

This change in accounting policy has had no impact on our statement of financial performance or our net assets in the statement of financial position. It has however resulted in an increase to both total assets and total liabilities. We have restated our comparative figures to reflect the disclosure in the current year.

The restatement of our retained profits and provisions is disclosed as follows to show the information as if the new accounting policy had always been applied:

	Telstra Group as at 30 June (Restated)	
	2003 $m	2002 $m
Restatement of retained profits		
Previously reported retained profits at beginning of year	7,661	6,795
Reversal of prior year dividend provided for	1,415	1,416
Profit after income tax expense	3,429	3,661
Other movements in retained profits	(23)	35
Dividends – interim dividend and prior year final dividend paid (refer note 3)	(3,345)	(2,831)
Restated retained profits at end of year	9,137	9,076
Restatement of current provisions		
Current provisions at end of year	353	1,903
Adjustment for change in accounting policy	–	(1,415)
Restated current provisions at end of year	353	488

notes to the concise financial statements continued

1. Accounting policies (continued)

The balances relating to cross currency swaps in our asset and liability classes are as follows:

	Telstra Group As at 30 June (Restated)	
	2003 $m	2002 $m
Receivables – current	10	29
Receivables – non current	273	622
	283	651
Interest-bearing liabilities – non current	426	114
Net cross currency swaps separated out from interest-bearing liabilities	(143)	537

Employee benefits

Revised accounting standard AASB 1028: "Employee Benefits" became applicable from 1 July 2002. The main changes surrounding this standard were specific recognition criteria for wages and salaries (including non-monetary benefits), compensated absences, profit sharing and bonus plans, termination benefits and some post employment benefits.

Previously, we measured the provision for employee benefits at remuneration rates current at balance date. From fiscal 2003, we now measure the provision for employee benefits on the remuneration rates expected to be current when the liability is settled. We have assessed the changes in this accounting standard and determined that there has been no significant impact on our statement of financial performance or statement of financial position. As a result, there has been no adjustment required to our opening retained earnings.

Further clarification of terminology used in our statement of financial performance

Earnings before interest, income tax expense, depreciation and amortisation (EBITDA) reflects our net profit prior to including the effect of interest revenue, borrowing costs, income taxes, depreciation and amortisation. We believe that EBITDA is a relevant and useful financial measure used by management to measure the company's operating profit. Our management uses EBITDA, in combination with other financial measures, primarily to evaluate the company's operating performance before financing costs, income tax and non-cash capital related expenses. In consideration of the capital intensive nature of our business, EBITDA is a useful supplement to net income in understanding cashflows generated from operations that are available for income taxes, debt service and capital expenditure.

EBITDA is not a USGAAP (United States generally accepted accounting principles) measure of income or cashflow from operations and should not be considered as an alternative to net income as an indication of our financial performance or as an alternative to cashflow from operating activities as a measure of our liquidity.

Earnings before interest and income tax expense (EBIT) is a similar measure to EBITDA but takes into account the effect of depreciation and amortisation.

When a specific revenue or an expense from ordinary activities is of such a size, nature or incidence that its disclosure is relevant in explaining our financial performance for the reporting period, its nature and amount have been disclosed separately in note 4.

2. Segment information

We report our segment information on the basis of business segments as our risks and returns are affected predominantly by differences in the products and services we provide through those segments.

Business segments

During the year, three pre-existing business units of Telstra Retail, Telstra Mobile and Telstra Country Wide were restructured. The scope of Telstra Country Wide was increased as a result of the restructure and two new groups were formed, namely Telstra Consumer and Marketing and Telstra Business and Government. A separate group was established which comprises Telstra's broadband and online activities, as well as Telstra's directories business, Sensis Pty Ltd, and Telstra's media activities. This business is now known as Bigpond, Media Services and Sensis. Those segments not impacted by the restructure are consistent in their structure to previous years.

Due to this extensive restructure of the customer base, it was impracticable to restate our comparative information to reflect the position as if the new business segments and segment accounting policies existed in prior years. In accordance with applicable accounting standards, for both AGAAP (Australian generally accepted accounting principles) and USGAAP, we have provided comparatives as they were under the previous organisational structure, as well as restating those lines that could be restated under the new structure.

The Telstra Group in now organised along the following segments:

Telstra Consumer and Marketing is responsible for:

- serving consumer customers with fixed, wireless and data products;
- management of Telstra brands, advertising and sponsorship; and
- implementing our bundling initiatives.

Telstra Country Wide is responsible for:

- addressing the telecommunication needs of consumer and business customers that reside and operate outside the mainland state capital cities and in Tasmania and the Northern Territory; and

2. Segment information (continued)

- the specific needs of customers which are not as readily accessible as customers in metropolitan areas.

Telstra Business and Government is responsible for:

- the provision of the full range of products and services to corporate, small to medium enterprises and government customers; and
- manages our interests in our North American, Japanese and European retail operations.

Telstra International manages our interests in:

- the Asia-Pacific region, including our operations in Hong Kong, India, China and New Zealand.

Infrastructure Services responsibilities include:

- management and delivery of telecommunications infrastructure and related services;
- operational service and delivery of the entire fixed and mobile networks, along with online products and platforms; and
- Network, Design and Construction's capability for end-to-end project management, planning, design, construction, integration, operations and maintenance of communications networks and systems for Telstra and other telecommunications companies.

Telstra Wholesale is responsible for:

- the provision of domestic wholesale products and services to other carriers and carriage service providers.

Telstra Technology is responsible for:

- the overall planning, design and construction management of our domestic fixed communication networks and associated systems to deliver technology solutions to support our products, services and customer support.

Bigpond, Media Services and Sensis is responsible for:

- management and growth of Telstra's internet products, services and content for both broadband and narrowband delivery;
- management of Telstra's broadband cable network;
- management of Telstra's interest in the FOXTEL partnership; and
- management and growth of the information, advertising and directories business, including print, voice and online products and services.

Corporate areas include:

- Legal & Regulatory – provides legal services and has responsibility for regulatory positioning and negotiation;
- Corporate Relations – responsible for managing our relationships and positioning with key groups such as our customers, the media, governments, industry, community groups and staff;
- Human Resources – responsibilities include recruitment, learning and development, and human resources management; and
- Finance & Administration – encompasses the functions of finance, treasury, productivity, risk management and assurance, acquisitions, investments and strategic development, investor relations, corporate services, and the office of the Telstra Chief Information Officer. It also includes the financial management of the majority of the Telstra Entity fixed assets (including network assets) through the Asset Accounting Group. Telstra Technology manages the annual capital expenditure of these assets on behalf of our other business segments.

The Corporate areas, Telstra Technology and Bigpond, Media Services and Sensis groups are not reportable segments and have been aggregated in the "Other" segment.

Inter-segment transfers

During the year all transfer pricing was eliminated and is no longer used within the group. As such the current year inter-segment line purely relates to intercompany revenue.

In the prior year segment revenues, segment expenses and segment results included demand driven transfers between business segments. Generally most internal charges between business segments were made on a direct cost recovery basis. As the basis for transfers change from year to year depending on the business structure, we restated our comparatives to reflect the current basis. Certain regulatory, compliance and strategic functions are not charged to the reportable segments. We account for all international transactions between Australian and non-Australian businesses at market value. All internal telecommunications usage of our own products is also accounted for at market value.

The Asset Accounting Group does not allocate depreciation expense related to the use of assets owned at the Corporate level to other business segments.

Segment assets and liabilities

Segment assets and segment liabilities form part of the operating activities of a segment and can be allocated directly to that segment.

The Asset Accounting Group performs a company wide function in relation to the financial management of certain assets. These assets are accounted for at the corporate level (aggregated in the "Other" segment) and not allocated across segments.

2. Segment information (continued)

Telstra Group

	Telstra Consumer & Marketing (a)	Telstra Country Wide (a)	Telstra Business & Government (a)	Telstra International (b)	Infrastructure Services	Telstra Wholesale	Other (c)(d)	Elimination	Total
	$m	$m	$m	$m	$m	$m	$m	$m	$m
Year ended 30 June 2003									
Sales revenue from external customers	5,514	5,031	4,520	1,471	256	2,370	1,333	–	20,495
Other revenue from external customers	7	136	33	54	11	–	880	–	1,121
Total revenue from external customers (excluding interest revenue)	5,521	5,167	4,553	1,525	267	2,370	2,213	–	21,616
Less sale of investment/dividend revenue	1	–	19	29	–	–	–	–	49
Segment revenue from external customers	5,520	5,167	4,534	1,496	267	2,370	2,213	–	21,567
Add inter-segment revenue	–	–	55	33	754	258	86	(1,186)	–
Total segment revenue	5,520	5,167	4,589	1,529	1,021	2,628	2,299	(1,186)	21,567
Segment result under AGAAP	3,093	4,931	3,429	12	(1,220)	1,628	(3,356)	(1,794)	6,723
Less share of equity accounted net losses/(profits)	(2)	–	6	974	–	–	47	–	1,025
Less net book value of investments sold	–	–	2	22	–	–	–	–	24
Add sale of investment/ dividend revenue	1	–	19	29	–	–	–	–	49
Earnings before interest and income tax expense (EBIT) – segment result under USGAAP	3,096	4,931	3,440	(955)	(1,220)	1,628	(3,403)	(1,794)	5,723
Earnings has been calculated after charging/ (crediting) the following:									
Depreciation and amortisation	–	–	19	388	–	–	3,043	(3)	3,447
Non cash expenses excluding depreciation and amortisation	(52)	–	11	52	–	–	640	–	651
Non current assets acquired (excluding those acquired on investment)	11	(2)	18	188	1,125	46	1,946	–	3,332
As at 30 June 2003									
Segment assets (e)	2,015	665	877	4,255	641	380	27,920	(1,154)	35,599
Segment assets include:									
Investment in joint venture entities	11	–	–	74	–	–	44	–	129
Investment in associated entities	–	–	5	25	–	–	–	–	30
Goodwill (net)	–	–	43	1,930	–	–	46	(1)	2,018
Segment liabilities	1,033	213	452	818	974	242	18,976	(2,531)	20,177

(a) These segment results do not reflect actual segment results achieved due to the majority of costs of goods and services associated with sales revenues for all three of these segments being allocated totally to the Telstra Consumer and Marketing segment. This allocation reflects management's accountability framework and internal reporting system and accordingly no reasonable basis for allocation to the three segments exist.

(b) Included in the share of equity accounted net losses/(profits) is the write off of the investment in our 50% owned joint venture, REACH Ltd. Refer note 4 for further information.

(c) Included in other revenue from external customers is the sale of the seven office properties for $570 million. Refer note 4 for further information.

(d) Sales revenue for the other segment relates primarily to revenue earned by our subsidiary Sensis Pty Ltd. Telstra Technology and the Asset Accounting Group are the main contributors to the segment result for this segment.

(e) Segment assets for the other segment includes Telstra Entity fixed assets (including network assets) managed through the centralised Asset Accounting Group.

2. Segment information (continued)

Prior year comparatives

Due to the extensive restructure of the customer base, it was impracticable to restate our comparative information as if the new business segments and segment accounting policies had existed in prior years. In accordance with applicable accounting standards, both AGAAP and USGAAP, the restatement of those lines that could be restated under the new structure for 2002 is presented below.

Telstra Group	Telstra Consumer & Marketing	Telstra Country Wide	Telstra Business & Government	Telstra International	Infrastructure Services	Telstra Wholesale	Other	Elimination	Total
	$m	$m	$m	$m	$m	$m	$m	$m	$m
Year ended 30 June 2002									
Depreciation and amortisation	–	–	27	421	–	–	2,823	(4)	3,267
Non cash expenses excluding depreciation and amortisation	66	–	36	28	–	–	1,336	(1,018)	448
Non current assets acquired (excluding those acquired on investment)	14	6	15	352	928	50	2,297	–	3,662
As at 30 June 2002									
Segment assets	1,982	613	1,001	6,076	679	414	28,946	(1,492)	38,219
Segment assets include:									
Investment in joint venture entities	9	–	–	1,059	–	–	42	–	1,110
Investment in associated entities	–	–	26	61	–	–	–	–	87
Goodwill (net)	–	–	50	1,963	–	–	50	–	2,063
Segment liabilities	1,274	174	521	1,648	1,030	250	21,865	(2,649)	24,113

2. Segment information (continued)

Due to the extensive restructure of the customer base, it has become impracticable to restate our comparative information as if the new business segments and segment accounting policies existed in prior year. Below are the comparatives for the 2002 year under the structure that existed as at 30 June 2002.

	Telstra Retail (a) $m	Telstra Mobile $m	Telstra International $m	Infrastructure Services $m	Telstra Wholesale $m	Other (b) $m	Eliminations (c) $m	Total $m
Year ended 30 June 2002								
Sales revenue from external customers	12,560	3,501	1,497	253	2,334	67	(16)	20,196
Other revenue from external customers	227	–	34	29	11	305	–	606
Total revenue from external customers (excluding interest revenue)	12,787	3,501	1,531	282	2,345	372	(16)	20,802
Less sale of investment/ dividend revenue	42	–	14	–	–	–	–	56
Segment revenue from external customers	12,745	3,501	1,517	282	2,345	372	(16)	20,746
Add inter-segment revenue	447	39	1	1,853	1,001	957	(4,298)	–
Total segment revenue	13,192	3,540	1,518	2,135	3,346	1,329	(4,314)	20,746
Segment result under AGAAP	7,318	1,542	(22)	(1,371)	2,076	(4,267)	1,022	6,298
Less share of equity accounted net losses	42	–	39	–	–	–	–	81
Less net book value of investments sold	40	–	9	–	–	8	–	57
Add sale of investment/dividend revenue	42	–	14	–	–	–	–	56
Earnings before interest and income tax expense (EBIT) – segment result under USGAAP	7,278	1,542	(56)	(1,371)	2,076	(4,275)	1,022	6,216
Earnings has been calculated after charging/(crediting) the following:								
Depreciation and amortisation	85	–	421	–	–	2,765	(4)	3,267
Non cash expenses excluding depreciation and amortisation	36	45	25	–	–	1,360	(1,018)	448
Non current assets acquired (excluding those acquired on investment)	335	110	352	2,740	50	75	–	3,662
As at 30 June 2002								
Segment assets (d)	4,291	1,098	6,095	1,436	414	26,358	(1,473)	38,219
Segment assets include:								
Investment in joint venture entities	51	–	1,059	–	–	–	–	1,110
Investment in associated entities	26	–	61	–	–	–	–	87
Segment liabilities	2,763	234	1,671	1,530	252	20,313	(2,650)	24,113

(a) Telstra Retail segment revenue from external customers includes $2,606 million relating to Telstra Country Wide.
(b) Included in the other segment result is a specific charge of $858 million relating to a provision for amounts owed by a controlled entity.
(c) Included in segment result is elimination for the specific charge of $858 million relating to a provision for amounts owed by a controlled entity.
(d) Segment assets for the other segment includes Telstra Entity fixed assets (including network assets) managed through the centralised Asset Accounting Group.

3. Dividends

	Telstra Group Year ended 30 June	
	2003 $m	2002 $m
Ordinary shares		
Interim dividend paid (i)	1,544	1,415
Interim special dividend paid (i)	386	–
Final ordinary dividend provided for (i)(ii)	–	1,415
Total dividend provided for or paid	1,930	2,830
Previous year final ordinary dividend paid in the current year (i)	1,415	1,416
Dividends per share (cents)	¢	¢
Interim dividend paid	12.0	11.0
Interim special dividend paid	3.0	–
Final ordinary dividend provided for (ii)	–	11.0
Total	15.0	22.0
Previous year final ordinary dividend paid in the current year	11.0	11.0

(i) Our dividends provided for or paid during fiscal 2003 and fiscal 2002 are fully franked, in aggregate and per share, to the same amount as in the relevant tables above. Our dividends provided for or paid during fiscal 2003 and fiscal 2002 are franked at a tax rate of 30%.

The interim dividend and interim special dividend for fiscal 2003 was paid on 30 April 2003 (2002: 29 April 2002).

(ii) Due to the first time application of the new accounting standard AASB 1044 "Provisions, Contingent Liabilities and Contingent Assets", a difference has arisen between reporting periods regarding the timing and the recognition of dividends declared in our statement of financial performance and statement of financial position. There has been no change in the timing of the dividends declared by the directors.

As the final dividend in fiscal 2003 was not declared, determined or publicly recommended as at 30 June 2003, no provision has been raised prior to that date in the statement of financial position. The final dividend is now reported as an event after balance date (refer note 5).

4. Items requiring specific disclosure

	Telstra Group As at 30 June	
	2003 $m	2002 $m
The following items form part of the ordinary operations of our business and whose disclosure is relevant in explaining the financial performance of the group.		
Our net profit has been calculated after charging/(crediting) specific revenue and expense items from our ordinary activities as follows:		
Specific revenue items:		
Other revenue (excluding interest revenue)		
– proceeds on sale of properties (i)	570	–
	570	–
Specific expense items:		
Other expenses		
– book value on sale of properties (i)	(439)	–
	(439)	–
Item included in share of net losses of associates and joint venture entities		
– write off of the carrying value of our investment in REACH Ltd (ii)	(965)	
	(965)	
Net specific items	(834)	–
Income tax expense attributable to those items requiring specific disclosure	(41)	–
Effect of reset tax values on entering tax consolidation (iii)	201	
Net specific items after income tax expense	(674)	–

(i) **Sale of office properties**

On 1 August 2002, we sold a portfolio of seven office properties for $570 million. The carrying value of these properties was $439 million at the time of sale. We entered into operating leases totalling $518 million in relation to these properties on normal commercial terms of between five and twelve years, most of which commenced on 19 August 2002. The profit on the sale of these properties was $131 million before tax.

(ii) **Write off of investment in REACH Ltd (REACH)**

We have written off the carrying amount of the investment in our 50% owned joint venture, REACH. The write off occurred due to the depressed conditions in the global market for international data and internet capacity resulting in high levels of excess capacity, intense price competition and lower than expected revenues. This has resulted in a reduction of our investments accounted for using the equity method in our statement of financial position and an increase to our share of net losses of associates and joint venture entities in the statement of financial performance, amounting to $965 million.

(iii) **Effect of reset tax values on entering tax consolidation**

During fiscal 2003, legislation was enacted which enables the Telstra Entity and its Australian resident wholly owned entities to be treated as a single entity for income tax purposes. The Telstra Entity has elected to form a tax consolidated group from 1 July 2002. The income tax expense benefited from the tax consolidation legislation by a once-off benefit of $201 million, resulting from the net increase in the tax value of tax depreciable assets.

5. Events after balance date

The directors are not aware of any matter or circumstance that has occurred since 30 June 2003 that, in their opinion, has significantly affected or may significantly affect in future years:

- our operations;
- the results of those operations; or
- the state of our affairs;

other than:

On 28 August 2003, the directors of Telstra Corporation Limited declared a fully franked final ordinary dividend of 12 cents per ordinary share, payable on 31 October 2003 to those shareholders on record on 26 September 2003. A provision for dividend payable has been raised as at the date of declaration, amounting to $1,544 million.

On 28 August 2003, plans were announced to spend between $800 million and $1,000 million to buy-back a portion of the Telstra Entity's share capital, subject to regulatory approval. The share buy-back will be an off market buy-back and is the first step of a capital management program. The financial effect of the buy-back cannot be reliably estimated as yet.

On 27 August 2003, we entered into an agreement to sell our 22.6% shareholding in our associated entity IBM Global Services Australia Limited (IBMGSA), subject to regulatory approvals. Revenue from the sale of this investment amounted to $154 million resulting in a profit before income tax expense of $149 million. We also modified a 10 year contract with IBMGSA to provide information technology services. This modification will result in an expense of $130 million being recorded in our fiscal 2004 statement of financial performance and the removal of $1,596 million of expenditure commitments disclosed as at 30 June 2003. In fiscal 2004, the net impact on our profit before income tax expense of this transaction will be $19 million.

On 18 July 2003, we sold our 16.4% remaining interest in Commander Communications Limited for $24 million.

The financial effect of the above events after balance date have not been recognised in our statements of financial performance, financial position or cash flows for the year ending 30 June 2003.

independent audit report to the members of Telstra Corporation Limited

Scope

The concise financial report and directors' responsibility

The concise financial report comprises the statement of financial position, statement of financial performance, statement of cash flows, and accompanying notes to the financial statements for Telstra Corporation Limited (the Telstra Entity) and the consolidated entity, for the year ended 30 June 2003. The consolidated entity comprises both the Telstra Entity and the entities it controlled during the year (the Telstra Group).

The directors of the Telstra Entity are responsible for preparing a concise financial report that complies with Accounting Standard AASB 1039 "Concise Financial Reports", in accordance with the Corporations Act 2001. This includes responsibility for the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the concise financial report.

Audit approach

I have conducted an independent audit on the concise financial report in order to express an opinion on it to the members of the Telstra Entity. The audit was conducted in accordance with the Australian National Audit Office Auditing Standards, which incorporate the Australian Auditing Standards, in order to provide reasonable assurance as to whether the concise financial report is free of material misstatement. The nature of an audit is influenced by factors such as the use of professional judgement, selective testing, the inherent limitations of internal control, and the availability of persuasive rather than conclusive evidence. Therefore, an audit cannot guarantee that all material misstatements have been detected.

Audit procedures were performed to assess whether in all material respects the concise financial report is presented fairly in accordance with Accounting Standard AASB 1039 "Concise Financial Reports". I formed my audit opinion on the basis of these procedures, which included:

- testing that the information in the concise financial report is consistent with the full financial report, and
- examining, on a test basis, information to provide evidence supporting the amounts, discussion and analysis, and other disclosures in the concise financial report that were not directly derived from the full financial report.

I have also performed an independent audit of the full financial report of the company for the year ended 30 June 2003. The audit report on the full financial report was signed on 28 August 2003, and was not subject to any qualification. For a better understanding of the approach to the audit of the full financial report, this report should be read in conjunction with the audit report on the full financial report.

Independence

I am independent of the Telstra Entity, and have met the independence requirements of Australian professional ethical pronouncements and the *Corporations Act 2001*.

Audit Opinion

In my opinion, the concise financial report of Telstra Corporation Limited and its controlled entities complies with Accounting Standard AASB 1039 "Concise Financial Reports".

P.J. Barrett
Auditor-General

28 August 2003

Melbourne, Australia

investor information

In April 2003, Telstra advised shareholders of a new policy to be introduced in 2004 regarding payment of dividends by direct credit. Some questions commonly asked by shareholders are:

Why is Telstra phasing out payment of dividends by cheque?

Telstra is phasing out the payment of dividends by cheque in favour of shareholders receiving their payments by direct credit to any nominated Australian or New Zealand financial institution. The policy applies to all Australian and New Zealand shareholders. Payment by direct credit is convenient, secure and cost effective, and already over 1.4 million of our shareholders receive their dividends in this way. Dividends are paid to your nominated financial institution on the payment date, giving you ready access to cleared funds.

This policy provides considerable savings that benefit all 1.8 million shareholders. The direct credit system is convenient and reduces our administrative processes. This new policy ensures that shareholders receive their funds quickly, securely and efficiently. Direct credit will eliminate missing or lost cheques which are not presented for payment. Unpresented cheques are ultimately paid to the Government under unclaimed monies legislation, rather than to our shareholders.

Telstra appreciates some shareholders are new to the direct credit system, and that is why we are phasing in this policy over a 12 month period. We hope this will give every shareholder time to make the move to the safe, secure and efficient direct credit payment method, and nominate an account for the payment of their dividend.

If I don't get the cheque in the mail, how will I know the payment has been made?

You will continue to receive a dividend statement (either in the mail or, if you asked us, electronically) setting out the date of payment, the dividend rate, the franked and unfranked amounts, franking credit and amount of payment. The statement will also tell you where the funds were deposited and a unique transaction reference code for your payment. Telstra will provide this unique code and a descriptive narrative with the payment to your financial institution, who can then use this information on your account statement so that you can easily identify Telstra dividend payments.

What happens if I change my account details?

Your dividends will be paid according to the payment information held by the Telstra Share Registry at record date.

Shareholders can change their payment instructions at any time, either online or by obtaining a form on the Telstra Share Registry website at www.asxperpetual.com.au/telstra or by calling 1300 88 66 77.

Sometimes a shareholder may have changed their payment details and not advised the Telstra Share Registry by record date. If the dividend is paid and Telstra is advised by your financial institution that your nominated account has been closed, we will write to you and ask you to update your payment instructions. Once your new details have been received and recorded, the payment will be forwarded in accordance with your new information.

What if I don't have an account – can I have my dividends paid to someone else's account?

Telstra now accepts payment instructions to a third party account. This means that you can nominate any financial institution account, not just an account in your name. Telstra will then pay your dividends into the nominated account and will continue to do so unless you provide different payment instructions. We will forward payments to any Australian bank, building society, credit union or cash management trust account, but we cannot forward payments to credit cards.


100
109 Euro Telcos Index
107 US Telcos Index
94 All Ordinaries Index
92 Telstra
JUN 30
JUL 31
AUG 31
SEP 30
OCT 31
NOV 30
DEC 31
JAN 31
FEB 28
MAR 31
APR 30
MAY 31
JUN 30
2002
2003

Note: Telstra's share price, the All Ordinaries Index, US Telco and Euro Telco indices have been indexed at 100 as from 30 June 2002 to allow meaningful comparison.

investor information continued

What about the privacy of my payment information?

Telstra is bound by the Commonwealth Privacy Act. Your payment information will be held by the Telstra Share Registry and will only be used by Telstra for the purposes of paying dividends or other payments relating to your shareholding. Payment information will only be disclosed to contractors, such as a bank or printing house, for the purpose of making these payments. The Telstra Share Registry has stringent security measures in place to prevent unauthorised disclosure of your details and these procedures are regularly and independently audited.

How can I find out more about this – or about my shareholdings?

You can contact the Telstra Share Registry on 1300 88 66 77 or you can visit the Telstra Share Registry website at www.asxperpetual.com.au/telstra. From this site you can access holding information, make changes to your holding record and download forms to ensure your details are up to date.

You can access this information via a secure login using your Securityholder Reference Number (SRN) or Holder Identification Number (HIN), as well as your surname or company name and postcode.

Keeping Telstra Australian owned

The Telstra Corporation Act restricts foreign ownership. That is, foreign persons collectively cannot control more than 35% of the non-Commonwealth owned Telstra shares and individual foreign persons cannot control more than 5% of them. Telstra will divest shares if an unacceptable foreign ownership situation arises. Telstra will also keep relevant stock exchanges advised of foreign ownership levels.

Retail shareholders by state[1]
as at 30 June 2003

State	Number of Shareholders	Number of Shares
Australian Capital Territory	41,059	67,034,405
New South Wales	565,614	1,059,927,440
Northern Territory	9,054	13,077,084
Queensland	266,426	473,313,757
South Australia	138,009	238,338,263
Tasmania	26,488	42,780,870
Victoria	576,973	1,048,184,454
Western Australia	182,552	311,723,331
Total Australia	1,806,264	3,254,379,604


Shareholder breakdown
as at 30 June 2003
New Zealand Private 0.4%
Other Overseas Private 7.1%
Australian Private 42.4%
Commonwealth of Australia 50.1%

(1) Includes Australian domiciled shareholders holding less than 100,000 shares. Shareholdings of 100,000 or greater are considered institutional shareholders and are not included in this table.

mini glossary

2G & 2.5G

Second generation mobile telephony technologies representing the upgrade from analogue to digital. Examples are GSM & CDMA. The further evolution of these networks to support packet data services such as General Packet Radio Service (GPRS) are known as 2.5G.

GSM Global System for Mobile Communications – a digital mobile standard which provides voice, data, fax and short messaging services. Terminals on this system use a Subscriber Identity Module (SIM) card to identify the user.

CDMA Code Division Multiple Access – a digital mobile standard which provides voice, data, fax and short messaging services. The greater coverage performance of CDMA technology allows more cost effective coverage to be provided to larger rural areas.

3G

Third Generation Mobile Technology is an evolution of GSM and CDMA 2G and 2.5G technology to support voice and high speed data & multimedia services.

1xRTT One Times Radio Transmission Technology – a 3G development of CDMA for high speed packet switched data.

General

ACA Australian Communications Authority

ACCC Australian Competition and Consumer Commission

ADSL Asymmetric Digital Subscriber Line – a technology for transmitting digital information at high speed on existing phone lines to homes and businesses.

IMEI International Mobile Equipment Identity – the unique identification number of a GSM terminal that is the equivalent of a phone serial number. The 15 numbers that make up your IMEI can be found by pressing *#06# on any GSM phone.

ISDN Integrated Services Digital Network – a fully digital service that allows higher quality dial up communications from 64Kbps to 2Mbps.

ISP Internet Service Provider – provider of internet services to the consumer.

IVR Interactive Voice Response – automated customer service or information selection based on pre-recorded voice prompts controlled by a touch-tone telephone or voice-recognition system.

MMS Multimedia Messaging Service – technology allowing mobile phone users to send colour photos, audio clips and text from their handsets.

PSTN Public Switched Telephone Network – is accessible to all those with a telephone and access rights and refers to the worldwide voice telephone network.

SIM Subscriber Identity Module – a smartcard that is inserted into GSM handsets to activate the phone.

SIO Services in Operation – phone services in use.

SMS Short Messaging Service – refers to the ability to receive and deliver text messages to mobile devices such as the mobile phone.

WLAN Wireless Local Area Network – allows devices such as computers, laptops or palmtops equipped with wireless LAN cards to connect to a local area network and/or the internet. Speeds of 10–100 megabits per second can be supported between the terminal and WLAN base.

five year financial summary

	2003 $m	2002 $m	2001 $m	2000 $m	1999 $m
Sales revenue	20,495	20,196	18,679	19,343	17,571
Total revenue (including interest)	21,700	20,928	23,086	20,567	18,218
EBITDA[1]	9,170	9,483	9,834	8,563	8,351
Profit before income tax expense	4,928	5,446	6,297	5,349	5,320
Net profit after minorities	3,429	3,661	4,058	3,677	3,486
Dividends	3,345	2,830	2,445	2,316	4,247
Total assets	35,599	38,219	38,003	30,578	27,780
Gross debt	12,272	13,726	13,990	9,821	7,211
Net debt	10,972	12,268	12,505	8,877	6,118
Shareholders' equity	15,422	14,106	13,722	11,602	10,294
Operating cash flows	7,057	7,098	6,599	6,547	6,574
Investing cash flows	(2,492)	(3,258)	(6,370)	(4,896)	(4,064)
Financing cash flows	(4,317)	(3,817)	94	(1,881)	(2,484)
Net movement	248	23	323	(230)	26
Capital expenditure and investments (including capitalised interest)	(3,437)	(3,777)	(7,712)	(5,428)	(4,678)
Financial ratios	%	%	%	%	%
Return on average assets	16.3	17.5	21.6	21.1	22.4
Return on average equity[2]	23.2	26.8	32.7	33.7	29.9
Interest cover (times)	6.4	7.0	9.0	8.5	9.4
Gross debt to capitalisation[2][3]	44.3	49.3	50.5	45.8	36.9
Net debt to capitalisation[2][4]	41.6	46.5	47.7	43.3	37.3

(1) Net profit before interest received/receivable, interest expense (borrowing costs), depreciation and amortisation and income tax expense.
(2) Excludes the effect of the special dividend of $1,699 million provided for in the financial statements as at 30 June 1999.
(3) Based on gross debt (total current and non-current borrowings) as a percentage of gross debt plus the shareholders' equity.
(4) Based on net debt (gross debt less liquid interest bearing assets) as a percentage of net debt plus shareholders' equity.

contact details

Telstra Corporation Limited
Incorporated in the Australian Capital Territory

Telstra is listed on Stock Exchanges in Australia, New Zealand (Wellington), and USA (New York)

Telstra Switch Board
Australia: 1300 368 387
All other: +61(8) 8308 1721

Registered Office
Level 41, 242 Exhibition Street
Melbourne Victoria 3000 Australia

Douglas Gration
Company Secretary
Ph: +61(3) 9634 6400

Principal Australian Office
242 Exhibition Street
Melbourne Victoria 3000 Australia

Investor Relations Unit
Level 36, 242 Exhibition Street
Melbourne Victoria 3000 Australia

Wayne Treeby
General Manager
Ph: +61(3) 9634 8632

The Telstra Share Registrar
ASX Perpetual Registrars Limited
PO Box 14300
Melbourne Victoria 8001 Australia

Shareholder Enquiries
Australia: 1300 88 66 77
All other: +61(3) 9615 9126
email: telstra@asxperpetual.com.au
website: www.asxperpetual.com.au/telstra
Facsimile: +61(3) 9615 9911

Annual Report Hotline
To receive further copies of the Annual Review or copies of the detailed Annual Report, please call 1300 88 66 77

Website
This review and the Annual Report may also be found via Telstra's Investor Relations home page at:
http://www.telstra.com.au/investor

Depositary for American Depositary Receipts
The Bank of New York
101 Barclay Street – 22 W
New York, New York 10286
Ph: +1(212) 815 5838
Facsimile: +1(212) 571 3050

Designed and produced by The Ball Group Melbourne and Sydney TEE[illegible] 9003